Exhibit 10.1
EXECUTION COPY
THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT
dated as of April 13, 2009
among
WESCO RECEIVABLES CORP.,
as Seller,
WESCO DISTRIBUTION, INC.,
as Servicer,
THE VARIOUS PURCHASER GROUPS FROM TIME TO TIME PARTY HERETO
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrator

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TABLE OF CONTENTS
(continued)

EXHIBIT I	Definitions
EXHIBIT II	Conditions Precedent
EXHIBIT III	Representations and Warranties
EXHIBIT IV	Covenants
EXHIBIT V	Termination Events

SCHEDULE I	Credit and Collection Policy
SCHEDULE II	Lock-Box Banks and Lock-Box Accounts
SCHEDULE III	Trade Names
SCHEDULE IV	Notice Information
SCHEDULE V	Fixed Charge Coverage Ratio Definitions
SCHEDULE VI	Commitments and Closing Date Investment Amount (after giving effect to non-pro rata fundings and paydowns on the Closing Date)
SCHEDULE VII	Scheduled Commitment Termination Date

ANNEX A	Form of Information Package
ANNEX B	Form of Purchase Notice
ANNEX C	List of Special Obligors
ANNEX D	Form of Assumption Agreement
ANNEX E	Form of Transfer Supplement

NOTE:	Schedule II and annexes are omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

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     This THIRD AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of April 13, 2009, among WESCO RECEIVABLES CORP., a Delaware corporation, as seller (the “Seller”), WESCO DISTRIBUTION, INC., a Delaware corporation (“WESCO”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), THE VARIOUS CONDUIT PURCHASERS, RELATED COMMITTED PURCHASERS AND PURCHASER AGENTS FROM TIME TO TIME PARTY HERETO, and PNC BANK, NATIONAL ASSOCIATION, as Administrator for each Purchaser Group (in such capacity, and as successor to Wachovia Capital Markets, LLC, in such capacity, the “Administrator”).
     PRELIMINARY STATEMENTS. Certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I. References in the Exhibits hereto to the “Agreement” refer to this Agreement, as amended, supplemented or otherwise modified from time to time.
     This Agreement amends and restates in its entirety the Second Amended and Restated Receivables Purchase Agreement dated as of September 2, 2003 (the “Original Agreement”), among the Seller, the Servicer, the purchaser groups party thereto and Wachovia Capital Markets, LLC, as administrator thereunder. Upon the effectiveness of this Agreement, the terms and provisions of the Original Agreement shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Original Agreement by this Agreement, the Seller and the Servicer shall continue to be liable to the Purchasers, Wachovia Capital Markets, LLC or any other Indemnified Party or Affected Person (as such terms are defined in the Original Agreement) with respect to all unpaid fees and expenses accrued to the date hereof under the Original Agreement and all agreements to indemnify such parties in connection with events or conditions arising or existing prior to the effective date of this Agreement. Upon the effectiveness of this Agreement, each reference to the Original Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement. Nothing contained herein, unless expressly herein stated to the contrary, is intended to amend, modify or otherwise effect any other instrument, document or agreement executed and or delivered in connection with the Original Agreement.
     The Seller has and, from time to time from and after the date hereof, desires to sell, transfer and assign an undivided variable percentage interest in a pool of receivables, and the Purchasers desire to acquire such undivided variable percentage interest, as such percentage interest shall be adjusted from time to time based upon, in part, reinvestment payments that are made by such Purchasers.
     In consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
AMOUNTS AND TERMS OF THE PURCHASES
     Section 1.1. Purchase Facility.
          (a) On the terms and subject to the conditions hereof, the Seller may, from time to time before each applicable Facility Termination Date, request that the Conduit Purchasers, or, only if a Conduit Purchaser denies such request or is unable to fund (and provides notice of such denial or inability to the Seller, the Administrator and its Purchaser Agent), request that the Related Committed Purchasers, make purchases of and reinvestments in undivided percentage ownership interests with regard to the Purchased Interest from the Seller from time to time from the date hereof to each applicable Facility Termination Date. Subject to Section 1.4(b), concerning reinvestments, at no time will a Conduit Purchaser have any obligation to make a purchase. Each Related Committed Purchaser severally hereby agrees, on the terms and subject to the conditions hereof, to make Purchases before its applicable Facility Termination Date, as requested pursuant to Section 1.2(a) (each, a “Purchase”) (and, in the case of each Related Committed Purchaser, based on its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) to the extent its Investment would not thereby exceed its Commitment and the Aggregate Investment would not (after giving effect to all Purchases on such date) exceed the Purchase Limit. Subject to the foregoing, each of the parties hereto hereby agrees that, solely on a one time basis on the date hereof, each of (i) the Purchaser Group that includes PNC Bank, National Association, (ii) the Purchaser Group that includes U.S. Bank National Association, (iii) the Purchaser Group that includes The PrivateBank and Trust Company and (iv) the Purchaser Group that includes The Huntington National Bank shall each make a non-pro rata advance to the Seller, in each case, in the amount set forth in the table on Schedule VI, and the Seller shall make a non-pro rata paydown to cause the reduction of the Investment of each of (i) the Purchaser Group that include Wachovia, (ii) the Purchaser Group that include Fifth Third and (iii) GECC in the amount set forth in the table on Schedule VI. After giving effect to such non-pro rata advance and non-pro rata paydown, the Investment of each Purchaser (solely as of the Closing Date and after giving effect to the non-pro rata advances and payments described in this paragraph above) shall be as set forth in the table on Schedule VI. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, (i) each of the Seller, VFCC, as Conduit Purchaser under the Original Agreement, and Wachovia, as Purchaser Agent and Related Committed Purchaser with respect to VFCC under the Original Agreement, hereby agrees that the aggregate of the Investments under the Original Agreement of each Purchaser within the Purchaser Group which included VFCC under the Original Agreement shall be deemed to have been purchased by Wachovia, as the Related Committed Purchaser related to Wachovia, on the Closing Date and (ii) each of the Seller and Fifth Third, as Conduit Purchaser, as Purchaser Agent and Related Committed Purchaser with respect to Firth Third, as Conduit Purchaser, hereby agrees that the aggregate of the Investments under the Original Agreement of each Purchaser within the Purchaser Group which includes Fifth Third shall be deemed to have been purchased by Fifth Third, as the Related Committed Purchaser related to Fifth Third, on the Closing Date.
          (b) The Seller may, upon 30 days’ written notice to the Administrator and each Purchaser Agent, reduce the unfunded portion of the Purchase Limit in whole or in part (but not below the amount which would cause the Group Investment of any Purchaser Group to

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exceed its Group Commitment (after giving effect to such reduction)); provided that each partial reduction shall be in the amount of at least $5,000,000, or an integral multiple of $1,000,000 in excess thereof and unless terminated in whole, the Purchase Limit shall in no event be reduced below $150,000,000. Such reduction shall at the option of the Seller be applied either (i) ratably to reduce the Group Commitment of each Purchaser Group or (ii) to terminate the Group Commitment of any one Purchaser Group.
          (c) The Seller may, upon 30 days’ (but not greater than 45 days’) prior written notice to the Administrator and each Purchaser Agent, repay in whole (but not in part) the entire Aggregate Investment (and all accrued and unpaid Discount thereon) by making a cash payment of such amount to the Purchaser Agents for the benefit of the related Purchasers. Such payments shall be made to the applicable Purchaser Agents for the ratable benefit of the related Purchasers (ratably based on the Investments outstanding at such time) and the Investment (and accrued and unpaid Discount) of each Purchaser shall only be deemed to be reduced by such payment when such payment is finally so paid to such Purchaser in full in cash. All payments as repayments made pursuant to this paragraph shall be subject to any applicable Termination Fee payable to any Purchaser at such time in connection therewith.
     Section 1.2. Making Purchases.
          (a) Each Purchase (but not reinvestment) of undivided percentage ownership interests with regard to the Purchased Interest hereunder shall be made upon the Seller’s irrevocable written notice in the form of Annex B delivered to the Administrator and each Purchaser Agent in accordance with Section 6.2 (which notice must be received by the Administrator and each Purchaser Agent before 11:00 a.m., New York City time) at least two Business Days before the requested Purchase Date (provided, however, that in the case of the first purchase hereunder, such notice may be received on the date hereof), which notice shall specify: (A) the date of such purchase (which shall be a Business Day), (B) the aggregate amount requested to be paid to the Seller (such aggregate amount, which shall not be less than $2,000,000 (or up to the then remaining availability hereunder, if less than $2,000,000 at the time of such request), being the aggregate of the Investments of each Purchaser, relating to the undivided percentage ownership interest then being purchased) (which amount shall be ratably allocated among the Purchaser Groups, based on the Group Commitments for such Purchaser Groups on such day) and (C) a pro forma calculation of the Purchased Interest after giving effect to the increase in the Aggregate Investment. If the Purchase is requested from a Conduit Purchaser and such Conduit Purchaser determines, in its sole discretion, to make the requested Purchase, such Conduit Purchaser shall, subject to the terms and conditions hereof, transfer to the account of the Seller described in Section 1.2(b) below (the “Disbursement Account”), an amount equal to the amount requested by the Seller to be funded by such Purchaser on the requested Purchase Date. If the Purchase is requested from the Related Committed Purchasers for a Purchaser Group (in the case where the related Conduit Purchaser determined not to or was unable to make such Purchase), subject to the terms and conditions hereof, such Related Committed Purchasers for a Purchaser Group shall use its reasonable best efforts to transfer the amount requested by the Seller to be funded by such Purchaser (and, in the case of each Related Committed Purchaser, based on its Commitment Percentage of its Purchaser Group’s Ratable Share of such Purchase) into the Disbursement Account by no later than 1:00 p.m. (New York time) on the Purchase Date.

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          (b) On the date of each Purchase, each Purchaser (or the related Purchaser Agent on its behalf), shall make available to the Seller in same day funds, at PNC Bank, National Association, account number 5603533095, ABA 031100089, an amount equal to the proceeds of such Purchase.
          (c) Effective on the date of each Purchase pursuant to this Section 1.2 and each reinvestment pursuant to Section 1.4, the Seller hereby sells and assigns to the Administrator for the benefit of the Purchasers (ratably, according to each such Purchaser’s Investment) an undivided percentage ownership interest in: (i) each Pool Receivable then existing, (ii) all Related Security with respect to such Pool Receivables, and (iii) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security.
          (d) To secure all of the Seller’s obligations (monetary or otherwise) under this Agreement and the other Transaction Documents to which it is a party, whether now or hereafter existing or arising, due or to become due, direct or indirect, absolute or contingent, the Seller hereby grants to the Administrator, for the benefit of the Purchasers, a security interest in all of the Seller’s right, title and interest (including any undivided interest of the Seller) in, to and under all of the following, whether now or hereafter owned, existing or arising: (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Lock-Box Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Box Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Sale Agreement and (vi) all proceeds of, and all amounts received or receivable under any or all of, the foregoing (collectively, the “Pool Assets”). The Administrator, for the benefit of the Purchasers, shall have, with respect to the Pool Assets, and in addition to all the other rights and remedies available to the Administrator and the Purchasers, all the rights and remedies of a secured party under any applicable UCC.
          (e) Except with respect to the increases in Commitments contemplated by Section 1.11, the Seller may, with the written consent of the Administrator and each Purchaser, add additional Persons as Purchasers (either to an existing Purchaser Group or by creating new Purchaser Groups) or cause an existing Purchaser to increase its Commitment in connection with a corresponding increase in the Purchase Limit; provided, however, that the Commitment of any Purchaser may only be increased with the consent of such Purchaser, such consent to be in such Purchaser’s sole and absolute discretion. Each new Purchaser (or Purchaser Group) and each Purchaser increasing its Commitment shall become a party hereto or increase its Commitment, as the case may be, by executing and delivering to the Administrator and the Seller an Assumption Agreement in the form of Annex D hereto (which Assumption Agreement shall, in the case of any new Purchaser or Purchasers be executed by each Person in such new Purchaser’s Purchaser Group).
          (f) Each Related Committed Purchaser’s obligation hereunder shall be several, such that the failure of any Related Committed Purchaser to make a payment in connection with any purchase hereunder shall not relieve any other Related Committed Purchaser of its obligation hereunder to make payment for any Purchase. Further, in the event any Related Committed Purchaser fails to satisfy its obligation to make a purchase as required hereunder, upon receipt of notice of such failure from the Administrator (or any relevant

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Purchaser Agent), subject to the limitations set forth herein, the non-defaulting Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group shall purchase the defaulting Related Committed Purchaser’s Commitment Percentage of the related Purchase pro rata in proportion to their relative Commitment Percentages (determined without regard to the Commitment Percentage of the defaulting Related Committed Purchaser; it being understood that a defaulting Related Committed Purchaser’s Commitment Percentage of any Purchase shall be first put to the Related Committed Purchasers in such defaulting Related Committed Purchaser’s Purchaser Group and thereafter if there are no other Related Committed Purchasers in such Purchaser Group or if such other Related Committed Purchasers are also defaulting Related Committed Purchasers, then such defaulting Related Committed Purchaser’s Commitment Percentage of such Purchase shall be put to each other Purchaser Group ratably and applied in accordance with this paragraph (f)). Notwithstanding anything in this paragraph (f) to the contrary, no Related Committed Purchaser shall be required to make a Purchase pursuant to this paragraph for an amount which would cause the aggregate Investment of such Related Committed Purchaser (after giving effect to such Purchase) to exceed its Commitment.
     Section 1.3. Purchased Interest Computation. The Purchased Interest shall be initially computed on the date of the initial Purchase hereunder. Thereafter, until the Facility Termination Date, such Purchased Interest shall be automatically recomputed (or deemed to be recomputed) on each Business Day other than a Termination Day. From and after the occurrence of any Termination Day, the Purchased Interest shall (until the event(s) giving rise to such Termination Day are satisfied or are waived in accordance with the terms hereof) be deemed to be 100%. The Purchased Interest shall become zero when the Aggregate Investment thereof and Aggregate Discount thereon shall have been paid in full, all the amounts owed by the Seller and the Servicer hereunder to each Purchaser, the Administrator and any other Indemnified Party or Affected Person are paid in full, and the Servicer shall have received the accrued Servicing Fee thereon.
     Section 1.4. Settlement Procedures.
          (a) The collection of the Pool Receivables shall be administered by the Servicer in accordance with this Agreement. The Seller shall provide to the Servicer on a timely basis all information needed for such administration, including notice of the occurrence of any Termination Day and current computations of the Purchased Interest.
          (b) The Servicer shall, on each day on which Collections of Pool Receivables are received (or deemed received) by the Seller or the Servicer:
     (i) set aside and hold in trust (and shall, at the request of the Administrator (with the consent or at the direction of a Simple Majority of the Purchasers), segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect) for the benefit of each Purchaser Group, out of such Collections, first, an amount equal to the Aggregate Discount accrued through such day for each Portion of Investment and not previously set aside, second, an amount equal to the fees set forth in each Purchaser Group Fee Letter accrued and unpaid through such day, and third, to the extent funds are

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available therefor, an amount equal to the aggregate of each Purchaser Group’s Ratable Share of the Servicing Fee accrued through such day and not previously set aside,
     (ii) subject to Section 1.4(f), if such day is not a Termination Day, remit to the Seller, ratably, on behalf of each Purchaser Group, the remainder of such Collections. Such remainder shall, to the extent representing a return on the Aggregate Investment, ratably, according to each Purchaser’s Investment, be automatically reinvested in Pool Receivables, and in the Related Security, Collections and other proceeds with respect thereto; provided, however, that if the Purchased Interest would exceed 100%, then the Servicer shall not reinvest, but shall set aside and hold in trust for the benefit of the Purchasers (and shall, at the request of the Administrator (with the consent or at the direction of a Simple Majority of the Purchasers), segregate in a separate account approved by the Administrator if, at the time of such request, there exists an Unmatured Termination Event or a Termination Event or if the failure to so segregate reasonably could be expected to cause a Material Adverse Effect) a portion of such Collections that, together with the other Collections set aside pursuant to this paragraph, shall equal the amount necessary to reduce the Purchased Interest to 100%; provided, further, that in the case of any Purchaser that is a Conduit Purchaser, if such Purchaser has provided notice (a “Declining Notice”) to its Purchaser Agent, the Administrator, and the Servicer that such Purchaser (a “Declining Conduit Purchaser”) no longer wishes Collections with respect to any Portion of Investment funded or maintained by such Purchaser to be reinvested pursuant to this clause (ii), then such Collections shall not be reinvested and shall instead be held in trust for the benefit of such Purchaser and applied in accordance with clause (iii), below.
     (iii) if such day is a Termination Day (or any day following the provision of a Declining Notice), set aside, segregate and hold in trust (and shall, at the request of the Administrator (with the consent or at the direction of a Simple Majority of the Purchasers), segregate in a separate account approved by the Administrator) for the benefit of each Purchaser Group the entire remainder of the Collections (or in the case of any Declining Conduit Purchaser, an amount equal to such Purchaser’s ratable share of such Collections based on its Investment; provided, that solely for the purpose of determining such Purchaser’s ratable share of such Collections, such Purchaser’s Investment shall be deemed to remain constant from the date of the provision of a Declining Notice until the date such Purchaser’s Investment has been paid in full; it being understood that if such day is also a Termination Day, such Declining Conduit Purchaser’s Investment shall be recalculated taking into account amounts received by such Purchaser in respect of this parenthetical and thereafter Collections shall be set aside for such Purchaser ratably in respect of its Investment (as recalculated)); provided, that if amounts are set aside and held in trust on any Termination Day of the type described in clause (a) of the definition of “Termination Day” (or any day following the provision of a Declining Notice) and, thereafter, the conditions set forth in Section 2 of Exhibit II are satisfied or waived by the Administrator and a Simple Majority of the Purchasers (or in the case of a Declining Notice, such Declining Notice has been revoked by the related Declining Conduct Purchaser and written notice thereof has been provided to the Administrator, the related Purchaser Agent and the Servicer), such previously set-aside amounts shall, to the extent representing a return on Aggregate Investment (or the

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Investment of the related Declining Conduit Purchaser) and ratably in accordance with each Purchaser’s Investment, be reinvested in accordance with clause (ii) on the day of such subsequent satisfaction or waiver of conditions or revocation of such Declining Notice, and
     (iv) release to the Seller (subject to Section 1.4(f)) for its own account any Collections in excess of: (x) amounts required to be reinvested in accordance with clause (ii) or the proviso to clause (iii) plus (y) the amounts that are required to be set aside pursuant to clause (i), the proviso to clause (ii) and clause (iii) plus (z) the Seller’s Share of the Servicing Fee accrued and unpaid through such day and all reasonable and appropriate out-of-pocket costs and expenses of the Servicer for servicing, collecting and administering the Pool Receivables.
          (c) The Servicer shall, in accordance with the priorities set forth in Section 1.4(d), below, deposit into each applicable Purchaser’s account (or such other account designated by such applicable Purchaser or its Purchaser Agent), on each Settlement Date, Collections held for each Purchaser with respect to such Purchaser’s Portion(s) of Investment pursuant to clause (b)(i) or (f) plus the amount of Collections then held for such Purchaser pursuant to clauses (b)(ii) and (iii) of Section 1.4; provided, that if WESCO or an Affiliate thereof is the Servicer, such day is not a Termination Day and the Administrator has not notified WESCO (or such Affiliate) that such right is revoked, WESCO (or such Affiliate) may retain the portion of the Collections set aside pursuant to clause (b)(i) that represents the aggregate of each Purchaser Group’s Ratable Share of the Servicing Fee. Within three Business Days of the last day of each Yield Period with respect to any Portion of Investment, the applicable Purchaser Agent will notify the Servicer by facsimile of the amount of the Discount accrued with respect to each such Portion of Investment during the related Yield Period then ending.
          (d) The Servicer shall distribute the amounts described (and at the times set forth) in Section 1.4(c), as follows:
     (i) if such distribution occurs on a day that is not a Termination Day and the Purchased Interest does not exceed 100%, first to each Purchaser Agent ratably according to the Discount accrued during such Yield Period (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount and fees (other than Servicing Fees) with respect to each Portion of Investment maintained by such Purchasers; it being understood that each Purchaser Agent shall distribute such amounts to the Purchasers within its Purchaser Group ratably according to Discount and fees, and second, if the Servicer has set aside amounts in respect of the Servicing Fee pursuant to clause (b)(i) and has not retained such amounts pursuant to clause (c), to the Servicer’s own account (payable in arrears on each Settlement Date) in payment in full of the aggregate of each Purchaser Group’s Ratable Share of accrued Servicing Fees so set aside, and
     (ii) if such distribution occurs on a Termination Day or on a day when the Purchased Interest exceeds 100%, first, if WESCO or an Affiliate thereof is not the Servicer, to the Servicer’s own account in payment in full of all accrued Servicing Fees, second, to each Purchaser Agent ratably according to Investment (for the benefit of the

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relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of all accrued Discount with respect to each Portion of Investment funded or maintained by the Purchasers within such Purchaser Agent’s Purchaser Group, third, to each Purchaser Agent (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) ratably according to the fees accrued (other than Servicing Fees) in payment in full of all accrued fees (other than Servicing Fees) with respect to each Portion of Investment maintained by such Purchasers, fourth, to each Purchaser Agent ratably according to the aggregate of the Investment of each Purchaser in each such Purchaser Agent’s Purchaser Group (for the benefit of the relevant Purchasers within such Purchaser Agent’s Purchaser Group) in payment in full of each Purchaser’s Investment (or, if such day is not a Termination Day, the amount necessary to reduce the Purchased Interest to 100%); it being understood that each Purchaser Agent shall distribute the amounts described in the second, third and fourth clauses of this Section 1.4(d)(ii) to the Purchasers within its Purchaser Group ratably according to Investment or, in the case of the third clause of this Section 1.4(d)(ii), fees (not including the Servicing Fee), fifth, if the Aggregate Investment and accrued Aggregate Discount with respect to each Portion of Investment for all Purchaser Groups have been reduced to zero, and all accrued Servicing Fees payable to the Servicer (if other than WESCO or an Affiliate thereof) have been paid in full, to each Purchaser Group ratably (for the benefit of the Purchasers within such Purchaser Group) in accordance with its Ratable Share, the Administrator and any other Indemnified Party or Affected Person in payment in full of any other amounts) owed thereto by the Seller or Servicer hereunder, and sixth, to the Servicer’s own account (if the Servicer is WESCO or an Affiliate thereof) in payment in full of the Aggregate of each Purchaser Group’s Ratable Share of all accrued Servicing Fees.
After the Aggregate Investment, Aggregate Discount, fees payable pursuant to each Purchaser Group Fee Letter and Servicing Fees with respect to the Purchased Interest, and any other amounts payable by the Seller and the Servicer to each Purchaser Group, the Administrator or any other Indemnified Party or Affected Person hereunder, have been paid in full, all additional Collections with respect to the Purchased Interest shall be paid to the Seller for its own account.
     (e) For the purposes of this Section 1.4:
     (i) if on any day the Outstanding Balance of any Pool Receivable is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any revision, cancellation, allowance, discount or other adjustment made by the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer, or any setoff or dispute between the Seller or any Affiliate of the Seller, or the Servicer or any Affiliate of the Servicer and an Obligor, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or adjustment;
     (ii) if on any day any of the representations or warranties in Section 1(g) or (n) of Exhibit III is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full;

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     (iii) except as provided in clause (i) or (ii), or as otherwise required by applicable law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and
     (iv) if and to the extent the Administrator, any Purchaser Agent or any Purchaser shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.
          (f) If at any time the Seller shall wish to cause the reduction of Aggregate Investment (but not to commence the liquidation, or reduction to zero, of the entire Aggregate Investment), the Seller may do so as follows:
     (i) the Seller shall give the Administrator, each Purchaser Agent and the Servicer at least two Business Days’ prior written notice thereof for any reduction of Aggregate Investment (such notice to include the amount of such proposed reduction and the proposed date on which such reduction will commence);
     (ii) on the proposed date of commencement of such reduction and on each day thereafter, the Servicer shall cause Collections not to be reinvested until the amount thereof not so reinvested shall equal the desired amount of reduction; and
     (iii) the Servicer shall hold such Collections in trust for the benefit of each Purchaser ratably according to its Investment, for payment to each such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) on the next Settlement Date with respect to any Portions of Investment maintained by such Purchaser immediately following the related current Yield Period, and the Aggregate Investment (together with the Investment of any related Purchaser) shall be deemed reduced in the amount to be paid to such Purchaser (or its related Purchaser Agent for the benefit of such Purchaser) only when in fact finally so paid;
; provided, that:
     (A) the amount of any such reduction shall be not less than $2,000,000 in the aggregate for all Purchaser Groups (unless the Aggregate Investment at the time of such reduction is less than $2,000,000, in which case such reduction shall be in the amount required to reduce the Aggregate Investment to zero); and
     (B) with respect to any Portion of Investment, the Seller shall choose a reduction amount, and the date of commencement thereof, so that to the extent practicable such reduction shall commence and conclude in the same Yield Period.

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     Section 1.5. Fees. The Seller shall pay to each Purchaser Agent for the benefit of the related Purchasers certain fees in the amounts and on the dates set forth in those certain fee letters, each such letter (as amended or amended and restated through the date hereof and as amended, supplemented, or otherwise modified from time to time, a “Purchaser Group Fee Letter”), in each case among the Seller, the Servicer, the related Purchaser Agent and the related Purchasers.
     Section 1.6. Payments and Computations, Etc.
          (a) All amounts to be paid or deposited by the Seller or the Servicer hereunder shall be made without reduction for offset or counterclaim and shall be paid or deposited no later than noon (New York City time) on the day when due in same day funds to the applicable Purchaser’s account (as such account is identified in the related Purchaser Group Fee Letter). All amounts received after noon (New York City time) will be deemed to have been received on the next Business Day.
          (b) The Seller or the Servicer, as the case may be, shall, to the extent permitted by law, pay interest on any amount not paid or deposited by the Seller or the Servicer, as the case may be, when due hereunder, at an interest rate equal to the greater of: (i) 3.00% per annum above the Base Rate and (ii) the Yield Rate, payable on demand.
          (c) All computations of interest under clause (b) and all computations of Discount, fees and other amounts hereunder shall be made on the basis of a year of 360 (or 365 or 366, as applicable, with respect to Discount or other amounts calculated by reference to the Base Rate) days for the actual number of days elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next Business Day and such extension of time shall be included in the computation of such payment or deposit.
     Section 1.7. Increased Costs.
          (a) If any Purchaser Agent, Purchaser, Liquidity Provider, the Administrator or any other Program Support Provider or any of their respective Affiliates (each an “Affected Person”) reasonably determines that the existence of or compliance with: (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by such Affected Person, and such Affected Person determines that the amount of such capital is increased by or based upon the existence of any commitment to make purchases of (or otherwise to maintain the investment in) Pool Receivables related to this Agreement or any related liquidity facility, credit enhancement facility or other commitments of the same type, then, upon demand by such Affected Person (with a copy to the Administrator), the Seller shall promptly pay to the Administrator, for the account of such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person in the light of such circumstances, to the extent that such Affected Person reasonably determines such increase in capital to be allocable to the

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existence of any of such commitments. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.
          (b) If, due to either: (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Affected Person of agreeing to purchase or purchasing, or maintaining the ownership of, the Purchased Interest or any portion thereof in respect of which Discount is computed by reference to the Euro-Rate or the LMIR, then, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person, from time to time as specified by such Affected Person, additional amounts sufficient to compensate such Affected Person for such increased costs. A certificate as to such amounts submitted to the Seller and the Administrator by such Affected Person shall be conclusive and binding for all purposes, absent manifest error.
          (c) If such increased costs affect the related Affected Person’s portfolio of financing transactions, such Affected Person shall use reasonable averaging and attribution methods to allocate such increased costs to the transactions contemplated by this Agreement.
          (d) For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board (“FASB”) (including, without limitation, FASB Interpretation No. 46R), shall (notwithstanding anything in this paragraph or otherwise in this Agreement to the contrary, whether or not issued or occurring on or prior to or after the date hereof) constitute an adoption, change, request, guideline or directive subject to this Section 1.7.
     Section 1.8. Requirements of Law.
     If any Affected Person reasonably determines that the existence of or compliance with: (a) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date hereof, or (b) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:
     (i) does or shall subject such Affected Person to any tax of any kind whatsoever with respect to this Agreement, any increase in the Purchased Interest or any portion thereof or in the amount of such Person’s Investment relating thereto, or does or shall change the basis of taxation of payments to such Affected Person on account of Collections, Discount or any other amounts payable hereunder (excluding taxes imposed on the overall pre-tax net income of such Affected Person, and franchise taxes imposed on such Affected Person, by the jurisdiction under the laws of which such Affected Person is organized or a political subdivision thereof),
     (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loans by, or other credit

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extended by, or any other acquisition of funds by, any office of such Affected Person that are not otherwise included in the determination of the Euro-Rate, the LMIR or the Base Rate hereunder, or
     (iii) does or shall impose on such Affected Person any other condition, and the result of any of the foregoing is: (A) to increase the cost to such Affected Person of acting as Administrator or as a Purchaser Agent, or of agreeing to purchase or purchasing or maintaining the ownership of undivided percentage ownership interests with regard to the Purchased Interest (or interests therein) or any Portion of Investment, or (B) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Person, the Seller shall promptly pay to such Affected Person additional amounts necessary to compensate such Affected Person for such additional cost or reduced amount receivable. All such amounts shall be payable as incurred. A certificate from such Affected Person to the Seller and the Administrator certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive and binding for all purposes, absent manifest error; provided, however, that no Affected Person shall be required to disclose any confidential or tax planning information in any such certificate.
     Section 1.9. Inability to Determine Euro-Rate or LMIR.
          (a) If the Administrator (or any Purchaser Agent) determines before the first day of any Yield Period (which determination shall be final and conclusive) that, by reason of circumstances affecting the interbank eurodollar market (in respect of such Person’s Purchaser Group or otherwise), deposits in dollars (in the relevant amounts for such Yield Period) are not being offered to such Person in the interbank eurodollar market for such Yield Period, or adequate means do not exist for ascertaining the Euro-Rate or the LMIR for such Yield Period, then the Administrator or such Purchaser Agent shall give notice thereof to the Seller. Thereafter, until the Administrator or such Purchaser Agent notifies the Seller that the circumstances giving rise to such suspension no longer exist, no Portion of Investment shall be funded by reference to the Euro-Rate or the LMIR and the Discount for any outstanding Portions of Investment then funded by reference to the Euro-Rate or the LMIR shall, on the last day of the then current Yield Period, be converted to the rate determined by reference to the Base Rate.
          (b) If, on or before the first day of any Yield Period, the Administrator shall have been notified by any Purchaser, Purchaser Agent or Liquidity Provider that, such Person has determined (which determination shall be final and conclusive) that, any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Person with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Person to fund or maintain any Portion of Investment at an interest rate based upon the Euro-Rate or the LMIR, the Administrator shall notify the Seller thereof. Upon receipt of such notice, until the Administrator notifies the Seller that the circumstances giving rise to such determination no longer apply, (a) no Portion of Investment shall be funded at the rate

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determined by reference to the Euro-Rate or the LMIR and (b) the Discount for any such outstanding Portions of Investment shall be converted to a rate determined by reference to the Base Rate either on the last day of the then current Yield Period if such Person may lawfully continue to maintain such Portion of Investment by reference to the Euro-Rate or the LMIR to such day, or immediately, if such Person may not lawfully continue to maintain such Portion of Investment by reference to the Euro-Rate or the LMIR to such day.
     Section 1.10. Extension of Termination Date. The Seller may advise the Administrator and each Related Committed Purchaser in writing of its desire to extend the Scheduled Commitment Termination Date with respect to such Purchaser; provided that such request is made not more than 90 days prior to, and not less than 60 days prior to, the then current Scheduled Commitment Termination Date with respect to such Purchaser. In the event that the applicable Purchaser is agreeable to such extension, the Administrator shall so notify the Seller in writing (it being understood that the Purchasers may accept or decline such a request in their sole discretion and on such terms as they may elect) not less than 30 days prior to its then current Scheduled Commitment Termination Date and the Seller, the Administrator, the Purchaser Agents and the Purchasers shall enter into such documents as the Purchasers may deem necessary or appropriate to reflect such extension, and all reasonable costs and expenses incurred by the Purchasers, the Administrator and the Purchaser Agents in connection therewith (including reasonable Attorneys’ Costs) shall be paid by the Seller. In the event a Purchaser declines the request for such extension, the Administrator shall so notify the Seller and each Purchaser Agent of such determination; provided, however, that the failure of the Administrator to notify the Seller of the determination to decline such extension shall not affect the understanding and agreement that the Purchaser shall be deemed to have refused to grant the requested extension in the event the Administrator fails to affirmatively notify the Seller, in writing, of their agreement to accept the requested extension.
     Section 1.11. Increase in Commitments.
          (a) Requests for Increase. So long as no Termination Event or Unmatured Termination Event has occurred and is continuing, upon notice to the Administrator and each Purchaser Agent, the Servicer (on behalf of the Seller) may from time to time (i) request an increase in the Commitment with respect to any existing Related Committed Purchaser (with the consent of the Administrator) or (ii) request that additional Persons be added as Related Committed Purchasers subject to the provisions of Section 1.2(e), in each case at any time following the Closing Date and prior to the Facility Termination Date with respect to such Related Committed Purchaser or other Person, as applicable, such increase in such existing Related Committed Purchaser’s Commitment or new Commitment of such new Related Committed Purchaser to be an amount (for all such requests or additions) not exceeding $50,000,000 (it being understood and agreed that, for the avoidance of doubt, at no time shall the aggregate of all Commitments exceed $450,000,000); provided, that each request for an increase or addition of a Person pursuant to Section 1.2(e) shall be in a minimum amount of $10,000,000 and increments of $5,000,000 above such minimum amount. At the time of sending such notice with respect to any existing Related Committed Purchaser, the Servicer (in consultation with the Administrator and the Purchaser Agent related to such Related Committed Purchaser) shall specify the time period within which such Related Committed Purchaser and the Administrator are requested to respond to the Servicer’s request (which shall in no event be less than ten (10)

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Business Days from the date of delivery of such notice to the Administrator and such Related Committed Purchaser and its related Purchaser Agent).
          (b) Elections to Increase. In respect of any existing Related Committed Purchaser, each of such Related Committed Purchaser being asked to increase its Commitment and the Administrator shall notify the Seller and the Servicer within the applicable time period whether or not such Person agrees, in its respective sole discretion, to the increase to such Related Committed Purchaser’s Commitment. Any such Person not responding within such time period shall be deemed to have declined to consent to an increase in such Related Committed Purchaser’s Commitment. For the avoidance of doubt, only the consent of the Related Committed Purchaser then being asked to increase its Commitment and the Administrator shall be required in order to approve any such request.
          (c) Effective Date. If the Commitment of any existing Related Committed Purchaser is increased in accordance with this Section 1.11, the Administrator and the Purchaser Agent for such Related Committed Purchaser shall determine the effective date with respect to such increase (such date, the “Commitment Increase Effective Date”).
          (d) Notification by the Administrator. The Administrator shall notify each Purchaser Agent, the Seller and the Servicer of the Administrator’s and such Related Committed Purchaser’s response to each request made hereunder, the amount of such increase (if any) and the related Commitment Increase Effective Date.
          (e) Conditions to Effectiveness of Increase. As a condition precedent to each such increase, the Servicer shall deliver to the Administrator and each Purchaser Agent, a certificate of the Secretary or Assistant Secretary of each of the Seller and the Servicer, dated as of the Commitment Increase Effective Date, (i) certifying and attaching (x) the resolutions of the Board of Directors of such Person adopted by such Board of Directors approving or consenting to such Commitment increase and authorizing the execution, delivery and performance by such Person of the amendment to the Agreement contemplated in Section 1.11(c), as applicable (it being understood that such resolutions may be dated as of a date prior to the Commitment Increase Effective Date), and (y) all documents evidencing all other necessary corporate action and governmental approvals, if any, with respect to such Commitment increase and such amendment to the Agreement (it being understood that such documents may be dated as of a date prior to the Commitment Increase Effective Date) and (ii) certifying that, before and after giving effect to such increase, (x) the representations and warranties of such Person contained in Exhibit III are true and correct as of the Commitment Increase Effective Date and (y) no Termination Event or Unmatured Termination Event exists or shall exist.
          (f) Conflicting Provisions. This Section 1.11 shall supersede any provisions in Section 6.1 to the contrary.

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ARTICLE II.
REPRESENTATIONS AND WARRANTIES; COVENANTS;
TERMINATION EVENTS
     Section 2.1. Representations and Warranties; Covenants. Each of the Seller, WESCO and the Servicer hereby makes the representations and warranties, and hereby agrees to perform and observe the covenants, applicable to it set forth in Exhibits III and IV, respectively.
     Section 2.2. Termination Events. If any of the Termination Events set forth in Exhibit V shall occur, the Administrator may (with the consent of a Simple Majority of the Purchasers) or shall (at the direction of a Simple Majority of the Purchasers), by notice to the Seller, declare the Facility Termination Date to have occurred (in which case the Facility Termination Date shall be deemed to have occurred); provided, that automatically upon the occurrence of any event (without any requirement for the passage of time or the giving of notice) described in paragraph (f) of Exhibit V, the Facility Termination Date shall occur. Upon any such declaration, occurrence or deemed occurrence of the Facility Termination Date, the Administrator, each Purchaser Agent and each Purchaser shall have, in addition to the rights and remedies that they may have under this Agreement, all other rights and remedies provided after default under the New York UCC and under other applicable law, which rights and remedies shall be cumulative.
ARTICLE III.
INDEMNIFICATION
     Section 3.1. Indemnities by the Seller. Without limiting any other rights that any Purchaser Agent, Purchaser, Liquidity Provider, the Administrator or any Program Support Provider or any of their respective Affiliates, employees, officers, directors, agents, counsel, successors, transferees or assigns (each, an “Indemnified Party”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify each Indemnified Party from and against any and all claims, damages, expenses, costs, losses and liabilities (including Attorney Costs) (all of the foregoing being collectively referred to as “Indemnified Amounts”) arising out of or resulting from this Agreement (whether directly or indirectly), the use of proceeds of purchases or reinvestments, the ownership of the Purchased Interest, or any interest therein, or in respect of any Receivable, Related Security or Contract, excluding, however: (a) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party or its officers, directors, agents or counsel, (b) recourse with respect to any Receivable to the extent that such Receivable is uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor, or (c) any overall net income taxes or franchise taxes imposed on such Indemnified Party by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof. Without limiting or being limited by the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall pay on demand (which demand shall be accompanied by documentation of the Indemnified Amounts, in reasonable detail) to each Indemnified Party any and all amounts necessary to indemnify such Indemnified Party from and against any and all Indemnified Amounts relating to or resulting from any of the following:
     (i) the failure of any Receivable included in the calculation of the Net Receivables Pool Balance as an Eligible Receivable to be an Eligible Receivable, the

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failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by the Seller or Servicer with respect to Receivables or this Agreement to be true and correct,
     (ii) the failure of any representation, warranty or statement made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made in all respects when made,
     (iii) the failure by the Seller to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the failure of any Pool Receivable or the related Contract to conform to any such applicable law, rule or regulation,
     (iv) the failure to vest in the Administrator (for the benefit of the Purchasers) a valid and enforceable: (A) perfected undivided percentage ownership interest, to the extent of the Purchased Interest, in the Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, or (B) first priority perfected security interest in the Pool Assets, in each case, free and clear of any Adverse Claim,
     (v) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool and the other Pool Assets, whether at the time of any purchase or reinvestment or at any subsequent time,
     (vi) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the goods or services related to such Receivable or the furnishing or failure to furnish such goods or services or relating to collection activities with respect to such Receivable,
     (vii) any failure of the Seller, any Affiliate of the Seller or the Servicer to perform its duties or obligations in accordance with the provisions hereof or under the Contracts,
     (viii) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with merchandise, insurance or services that are the subject of any Contract,
     (ix) the commingling of Collections at any time with other funds,
     (x) the use of proceeds of purchases or reinvestments, or

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     (xi) any reduction in the Aggregate Investment as a result of the distribution of Collections pursuant to Section 1.4(d), if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.
     Section 3.2. Indemnities by the Servicer. Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in an Information Package to be true and correct, or the failure of any other information provided to such Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made in all respects when made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, (d) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool resulting from or related to the collection activities with respect to such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party.
ARTICLE IV.
ADMINISTRATION AND COLLECTIONS
     Section 4.1. Appointment of the Servicer.
          (a) The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section. Until the Administrator gives notice to WESCO (in accordance with this Section 4.1) of the designation of a new Servicer, WESCO is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Administrator may (with the consent of the Majority Purchasers) or shall (at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed WESCO or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.
          (b) Upon the designation of a successor Servicer as set forth in clause (a), WESCO agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrator determines will facilitate the transition of the performance of such activities to the new Servicer, and WESCO shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of related records (including all Contracts) and use by the new Servicer of all licenses, hardware or software necessary or desirable to collect the Pool Receivables and the Related Security.
          (c) WESCO acknowledges that, in making their decision to execute and deliver this Agreement, the Administrator and each Purchaser Group have relied on WESCO’s

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agreement to act as Servicer hereunder. Accordingly, WESCO agrees that it will not voluntarily resign as Servicer.
          (d) The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain primarily liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrator and each Purchaser Group shall have the right to look solely to the Servicer for performance, and (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrator may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer); provided, however, that if any such delegation is to any Person other than an Originator or an Affiliate thereof, the Administrator and the Majority Purchasers shall have consented in writing in advance to such delegation.
     Section 4.2. Duties of the Servicer.
          (a) The Servicer shall take or cause to be taken all such action as may be necessary or advisable to administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policies. The Servicer shall set aside, for the account of each Purchaser Group, the amount of the Collections to which each such Purchaser Group is entitled in accordance with Article I. The Servicer may, in accordance with the applicable Credit and Collection Policy, extend the maturity of any Pool Receivable (but not beyond 30 days or beyond 90 days from the original invoice date) and extend the maturity or adjust the Outstanding Balance of any Defaulted Receivable as the Servicer may determine to be appropriate to maximize Collections thereof; provided, however, that: (i) such extension or adjustment shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Administrator or any Purchaser Group under this Agreement and (ii) if a Termination Event has occurred and WESCO or an Affiliate thereof is serving as the Servicer, WESCO or such Affiliate may make such extension or adjustment only upon the prior approval of the Administrator (with the consent of the Majority Purchasers). The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Seller and the Administrator (individually and for the benefit of each Purchaser Group), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, the Administrator may direct the Servicer (whether the Servicer is WESCO or any other Person) to commence or settle any legal action to enforce collection of any Pool Receivable or to foreclose upon or repossess any Related Security; provided, however, that no such direction may be given unless either: (A) a Termination Event has occurred or (B) the Administrator believes in good faith that failure to commence, settle or effect such legal action, foreclosure or repossession could adversely affect Receivables constituting a material portion of the Pool Receivables.
          (b) The Servicer shall, as soon as practicable following actual receipt of collected funds, turn over to the Seller the collections of any indebtedness that is not a Pool Receivable, less, if WESCO or an Affiliate thereof is not the Servicer, all reasonable and

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appropriate out-of-pocket costs and expenses of such Servicer of servicing, collecting and administering such collections. The Servicer, if other than WESCO or an Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all records in its possession that evidence or relate to any indebtedness that is not a Pool Receivable, and copies of records in its possession that evidence or relate to any indebtedness that is a Pool Receivable.
          (c) The Servicer’s obligations hereunder shall terminate on the later of: (i) the Facility Termination Date and (ii) the date on which all amounts required to be paid to the Purchaser Agents, each Purchaser, the Administrator and any other Indemnified Party or Affected Person hereunder shall have been paid in full.
     After such termination, if WESCO or an Affiliate thereof was not the Servicer on the date of such termination, the Servicer shall promptly deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.
     Section 4.3. Lock-Box Account Arrangements. Prior to the date hereof, the Seller has entered into Lock-Box Agreements with all of the Lock-Box Banks maintaining any Lock-Box Account and delivered original counterparts of each such Lock-Box Agreement to the Administrator and each Purchaser Agent. Upon (i) the occurrence of a Termination Event, (ii) WESCO or Holdings ceasing to have a rating of at least “B-” by Standard & Poor’s on its corporate credit rating or (iii) Holding’s Available Liquidity fails to exceed $100,000,000, the Administrator may (with the consent of any of the Purchasers) or shall (upon the direction of any of the Purchasers) at any time thereafter so long as any event described in clauses (i), (ii) or (iii) above exists at such time, give notice to each Lock-Box Bank that the Administrator is exercising its rights under the Lock-Box Agreements to do any or all of the following: (a) to have the exclusive ownership and control of the Lock-Box Accounts transferred to the Administrator (for the benefit of the Purchasers) and to exercise exclusive dominion and control over the funds deposited therein, (b) to have the proceeds that are sent to the respective Lock-Box Accounts redirected pursuant to the Administrator’s instructions rather than deposited in the applicable Lock-Box Account, and (c) to take any or all other actions permitted under the applicable Lock-Box Agreement (collectively, the “Lock-Box Rights”). The Seller hereby agrees that if the Administrator at any time takes any action set forth in the preceding sentence, the Administrator shall have exclusive control (for the benefit of the Purchasers) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrator or any Purchaser Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to the Administrator. The parties hereto hereby acknowledge that if at any time the Administrator takes control of any Lock-Box Account, the Administrator shall not have any rights to the funds therein in excess of the unpaid amounts due to the Administrator, the Purchaser Groups, any Indemnified Party or any other Person hereunder, and the Administrator shall distribute or cause to be distributed such funds in accordance with Section 4.2(b) and Article I (in each case as if such funds were held by the Servicer thereunder). The Administrator hereby agrees that, if, at any time following its exercise of its Lock-Box Rights, to the extent such Lock-Box Rights are being exercised by the Administrator due solely to the occurrence of the event in clause (iii) above and such event has been cured for a period of not less than 60 consecutive days, unless consented to in writing by the Administrator and each Purchaser Agent,

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upon notice of such cure to the Administrator and each Purchaser Agent, the Administrator shall reasonably cooperate with the Seller and the Servicer to cease exercising such Lock-Box Rights within a reasonable period of time; provided, however, that if, at any time the Administrator ceases to exercise its Lock-Box Rights in accordance with this sentence, such cessation shall not preclude the Administrator from exercising any or all of its Lock-Box Rights at any time following such date.
     Section 4.4. Enforcement Rights.
          (a) At any time following the occurrence of a Termination Event:
      (i) the Administrator may (with the consent or at the direction of a Simple Majority of the Purchasers) direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrator or its designee,
      (ii) the Administrator may (with the consent or at the direction of a Simple Majority of the Purchasers) instruct the Seller or the Servicer to give notice of the Purchaser Groups’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrator or its designee (on behalf of such Purchaser Groups), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor, the Administrator (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors, and
      (iii) the Administrator may (with the consent or at the direction of a Simple Majority of the Purchasers) request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrator or its designee (for the benefit of the Purchasers) at a place selected by the Administrator, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Administrator and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrator or its designee.
          (b) The Seller hereby authorizes the Administrator (on behalf of each Purchaser Group), and irrevocably appoints the Administrator as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the determination of the Administrator, after the occurrence of a Termination Event, to collect any and all amounts or portions thereof due under any and all Pool Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Pool Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any

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action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.
     Section 4.5. Responsibilities of the Seller.
          (a) Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrator, the Purchaser Agents or the Purchasers of their respective rights hereunder shall not relieve the Seller from such obligations, and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. The Administrator, the Purchaser Agents or any of the Purchasers shall not have any obligation or liability with respect to any Pool Asset, nor shall any of them be obligated to perform any of the obligations of the Seller, Servicer, WESCO or the Originators thereunder.
          (b) WESCO hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, WESCO shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that WESCO conducted such data-processing functions while it acted as the Servicer.
     Section 4.6. Servicing Fee.
          (a) Subject to clause (b), the Servicer shall be paid a fee (the “Servicing Fee”) equal to 1.0% per annum of the daily average aggregate Outstanding Balance of the Pool Receivables. The aggregate of each Purchaser Group’s Ratable Share of such fee shall be paid through the distributions contemplated by Section 1.4(d), and the Seller’s Share of such fee shall be paid by the Seller.
          (b) If the Servicer ceases to be WESCO or an Affiliate thereof, the servicing fee shall be the greater of: (i) the amount calculated pursuant to clause (a), and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer.
ARTICLE V.
THE AGENTS
     Section 5.1. Appointment and Authorization.
          (a) Each Purchaser and Purchaser Agent hereby irrevocably designates and appoints PNC Bank, National Association as the “Administrator” hereunder and authorizes the Administrator to take such actions and to exercise such powers as are delegated to the Administrator hereby and to exercise such other powers as are reasonably incidental thereto. The Administrator shall hold, in its name, for the benefit of each Purchaser, ratably, the Purchased Interest. The Administrator shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Purchaser or Purchaser Agent, and no implied

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obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Administrator. The Administrator does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or Servicer. Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Administrator ever be required to take any action which exposes the Administrator to personal liability or which is contrary to the provision of any Transaction Document or applicable law.
          (b) Each Purchaser hereby irrevocably designates and appoints the respective institution identified as the Purchaser Agent for such Purchaser’s Purchaser Group on the signature pages hereto or in the Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party hereto, and each authorizes such Purchaser Agent to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to such Purchaser Agent by the terms of this Agreement, if any, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Purchaser Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Purchaser or other Purchaser Agent or the Administrator, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of such Purchaser Agent shall be read into this Agreement or otherwise exist against such Purchaser Agent.
          (c) Except as otherwise specifically provided in this Agreement, the provisions of this Article V are solely for the benefit of the Purchaser Agents, the Administrator and the Purchasers, and none of the Seller or Servicer shall have any rights as a third-party beneficiary or otherwise under any of the provisions of this Article V, except that this Article V shall not affect any obligations which any Purchaser Agent, the Administrator or any Purchaser may have to the Seller or the Servicer under the other provisions of this Agreement. Furthermore, no Purchaser shall have any rights as a third-party beneficiary or otherwise under any of the provisions hereof in respect of a Purchaser Agent which is not the Purchaser Agent for such Purchaser.
          (d) In performing its functions and duties hereunder, the Administrator shall act solely as the agent of the Purchasers and the Purchaser Agents and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller or Servicer or any of their successors and assigns. In performing its functions and duties hereunder, each Purchaser Agent shall act solely as the agent of its respective Purchaser and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Seller, the Servicer, any other Purchaser, any other Purchaser Agent or the Administrator, or any of their respective successors and assigns.
     Section 5.2. Delegation of Duties. The Administrator may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrator shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

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     Section 5.3. Exculpatory Provisions. None of the Purchaser Agents, the Administrator or any of their directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Purchasers (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group) or (ii) in the absence of such Person’s gross negligence or willful misconduct. The Administrator shall not be responsible to any Purchaser, Purchaser Agent or other Person for (i) any recitals, representations, warranties or other statements made by the Seller, Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Seller, any Originator or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Exhibit II. The Administrator shall not have any obligation to any Purchaser or Purchaser Agent to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Seller, Servicer, Originator or any of their Affiliates.
     Section 5.4. Reliance by Agents. Each Purchaser Agent and the Administrator shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Seller), independent accountants and other experts selected by the Administrator. Each Purchaser Agent and the Administrator shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Purchasers (or in the case of any Purchaser Agent, the Purchasers within its Purchaser Group that have a majority of the aggregate Commitment of such Purchaser Group), and assurance of its indemnification, as it deems appropriate.
          (a) The Administrator shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Purchasers or the Purchaser Agents, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Purchasers, the Administrator and Purchaser Agents.
          (b) The Purchasers within each Purchaser Group with a majority of the Commitment of such Purchaser Group shall be entitled to request or direct the related Purchaser Agent to take action, or refrain from taking action, under this Agreement on behalf of such Purchasers. Such Purchaser Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of such Purchasers with such majority, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of such Purchaser Agent’s Purchasers.
          (c) Unless otherwise advised in writing by a Purchaser Agent or by any Purchaser on whose behalf such Purchaser Agent is purportedly acting, each party to this Agreement may assume that (i) such Purchaser Agent is acting for the benefit of each of the Purchasers in respect of which such Purchaser Agent is identified as being the “Purchaser Agent” in the definition of “Purchaser Agent” hereto, as well as for the benefit of each assignee or other transferee from any such Person, and (ii) each action taken by such Purchaser Agent has been duly authorized and approved by all necessary action on the part of the Purchasers on whose behalf it is purportedly acting. Each Purchaser Agent and its Purchaser(s) shall agree amongst

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themselves as to the circumstances and procedures for removal, resignation and replacement of such Purchaser Agent.
     Section 5.5. [Intentionally Omitted].
     Section 5.6. Notice of Termination Events. Neither any Purchaser Agent nor the Administrator shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Unmatured Termination Event unless such Administrator has received notice from any Purchaser, Purchaser Agent, the Servicer or the Seller stating that a Termination Event or Unmatured Termination Event has occurred hereunder and describing such Termination Event or Unmatured Termination Event. In the event that the Administrator receives such a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to its Purchasers. In the event that a Purchaser Agent receives such a notice (other than from the Administrator), it shall promptly give notice thereof to the Administrator. The Administrator shall take such action concerning a Termination Event or Unmatured Termination Event as may be directed by the Majority Purchasers unless such action otherwise requires the consent of all Purchasers), but until the Administrator receives such directions, the Administrator may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrator deems advisable and in the best interests of the Purchasers and Purchaser Agents.
     Section 5.7. Non-Reliance on Administrator, Purchaser Agents and Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrator, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrator, or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, WESCO, Servicer or any Originator, shall be deemed to constitute any representation or warranty by the Administrator or such Purchaser Agent, as applicable. Each Purchaser represents and warrants to the Administrator and the Purchaser Agents that, independently and without reliance upon the Administrator, Purchaser Agents or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, WESCO, Servicer or the Originators, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items specifically required to be delivered hereunder, the Administrator shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, WESCO, Servicer or the Originators or any of their Affiliates that comes into the possession of the Administrator or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     Section 5.8. Administrators and Affiliates. Each of the Purchasers and the Administrator and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Seller, WESCO, Servicer or any Originator or any of their Affiliates and PNC Bank, National Association may exercise or refrain from exercising its rights and powers as if it were not the Administrator. With respect to the acquisition of the Eligible Receivables pursuant to this Agreement, each of the Purchaser Agents and the Administrator shall have the same rights and powers under this

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Agreement as any Purchaser and may exercise the same as though it were not such an agent, and the terms “Purchaser” and “Purchasers” shall include each of the Purchaser Agents and the Administrator in their individual capacities.
     Section 5.9. Indemnification. Each Purchaser Group shall indemnify and hold harmless the Administrator (but solely in its capacity as Administrator) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Seller, WESCO or Servicer and without limiting the obligation of the Seller, WESCO or Servicer to do so), ratably in accordance with its Ratable Share from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Administrator or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Administrator or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Administrator or such Person as finally determined by a court of competent jurisdiction); provided, that in the case of each Purchaser that is a commercial paper conduit, such indemnity shall be provided solely to the extent of amounts received by such Purchaser under this Agreement which exceed the amounts required to repay such Purchaser’s outstanding Notes. Notwithstanding anything in this Section 5.9 to the contrary, each of the Administrator, each Purchaser Agent and each Purchaser hereby covenants and agrees that it shall not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceedings under any federal or state bankruptcy or similar law, for one year and a day after the latest maturing Note issued by such Conduit Purchaser is paid in full.
     Section 5.10. Successor Administrator. The Administrator may, upon at least five (5) days notice to the Seller and each Purchaser and Purchaser Agent, resign as Administrator. Such resignation shall not become effective until a successor agent is appointed by the Majority Purchasers and has accepted such appointment. Upon such acceptance of its appointment as Administrator hereunder by a successor Administrator, such successor Administrator shall succeed to and become vested with all the rights and duties of the retiring Administrator, and the retiring Administrator shall be discharged from its duties and obligations under the Transaction Documents. After any retiring Administrator’s resignation hereunder, the provisions of Sections 3.1 and 3.2 and this Article V shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrator.
ARTICLE VI.
MISCELLANEOUS
     Section 6.1. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Transaction Document, or consent to any departure by the Seller or the Servicer therefrom, shall be effective unless in a writing signed by the Administrator and each of the Majority Purchasers, and, in the case of any amendment, by the other parties thereto; and then such amendment, waiver or consent shall be effective only in the specific instance and for

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the specific purpose for which given; provided, however, that to the extent required by the commercial paper program of any Conduit Purchaser, no such material amendment shall be effective until both Moody’s and Standard & Poor’s have notified the Servicer and the Administrator in writing that such action will not result in a reduction or withdrawal of the rating of any Notes; provided, further that no such amendment or waiver shall, without the consent of each affected Purchaser, (A) extend the date of any payment or deposit of Collections by the Seller or the Servicer, (B) reduce the rate or extend the time of payment of Discount, (C) reduce any fees payable to the Administrator, any Purchaser Agent or any Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Investment of any Purchaser, any Purchaser’s pro rata share of the Purchased Interest or any Related Committed Purchaser’s Commitment, (E) amend, modify or waive any provision of the definition of “Majority Purchaser”, “Simple Majority” or this Section 6.1, (F) consent to or permit the assignment or transfer by the Seller of any of its rights and obligations under this Agreement, (G) change the definition of “Default Ratio”, “Eligible Receivable”, “Loss Reserve”, “Loss Reserve Percentage”, “Dilution Reserve”, “Dilution Reserve Percentage”, “Dilution Volatility Component”, “Termination Event”, “Yield Reserve”, “Yield Reserve Percentage”, “Total Reserves” or “Net Receivables Pool Balance”, (H) amend or modify any defined term (or any defined term used directly or indirectly in such defined term) used in clauses (A) through (G) above in a manner that would circumvent the intention of the restrictions set forth in such clauses, or (I) otherwise materially and adversely affect the rights of any such Purchaser hereunder. No failure on the part of the Purchasers or the Administrator to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.
     Section 6.2. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication) and be sent or delivered to each party hereto at its address set forth under its name on Schedule IV hereto (or in any Assumption Agreement pursuant to which it became a party hereto) or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile shall be effective when sent (and shall be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.
     Section 6.3. Successors and Assigns; Participations; Assignments.
          (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, the Seller may not assign or transfer any of its rights or delegate any of its duties hereunder or under any Transaction Document without the prior consent of the Administrator, the Purchaser Agents and the Purchasers.
          (b) Participations. Any Purchaser may sell to one or more Persons (each a “Participant”) participating interests in the interests of such Purchaser hereunder; provided, however, that no Purchaser shall grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Agreement or any other Transaction Document. Such Purchaser shall remain solely responsible for performing its obligations

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hereunder, and the Seller, each Purchaser Agent and the Administrator shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations hereunder. A Purchaser shall not agree with a Participant to restrict such Purchaser’s right to agree to any amendment hereto, except amendments that require the consent of all Purchasers.
          (c) Assignments by Certain Related Committed Purchasers. Any Related Committed Purchaser may assign to one or more Persons (each a “Purchasing Related Committed Purchaser”), reasonably acceptable to the related Purchaser Agent in its sole discretion, any portion of its Commitment pursuant to a supplement hereto, substantially in the form of Annex E with any changes as have been approved by the parties thereto (a “Transfer Supplement”), executed by each such Purchasing Related Committed Purchaser, such selling Related Committed Purchaser, such related Purchaser Agent. Any such assignment by Related Committed Purchaser cannot be for an amount less than $25,000,000. Upon (i) the execution of the Transfer Supplement, (ii) delivery of an executed copy thereof to the Seller, such related Purchaser Agent and the Administrator and (iii) payment by the Purchasing Related Committed Purchaser to the selling Related Committed Purchaser of the agreed purchase price, such selling Related Committed Purchaser shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Related Committed Purchaser shall for all purposes be a Related Committed Purchaser party hereto and shall have all the rights and obligations of a Related Committed Purchaser hereunder to the same extent as if it were an original party hereto. The amount of the Commitment of the selling Related Committed Purchaser allocable to such Purchasing Related Committed Purchaser shall be equal to the amount of the Commitment of the selling Related Committed Purchaser transferred regardless of the purchase price paid therefor. The Transfer Supplement shall be an amendment hereof only to the extent necessary to reflect the addition of such Purchasing Related Committed Purchaser as a “Related Committed Purchaser” and any resulting adjustment of the selling Related Committed Purchaser’s Commitment.
          (d) Replaceable Related Committed Purchaser. If any Related Committed Purchaser (a “Replaceable Related Committed Purchaser”) shall (i) petition the Seller for any amounts under Section 1.7 or 1.8 or (ii) cease to have a short-term debt rating of “A-1” by Standard & Poor’s and “P-1” by Moody’s (if such a rating is required by the related Purchaser’s securitization program), the related Purchaser Agent may designate a replacement financial institution (a “Replacement Related Committed Purchaser”), to which such Replaceable Related Committed Purchaser shall, subject to its receipt of an amount equal to the aggregate outstanding principal balance of its Investment and accrued and unpaid Discount thereon (and, if applicable, its receipt (unless a later date for the remittance thereof shall be agreed upon by the Seller and such Replaceable Related Committed Purchaser) of all amounts claimed under Section 1.7 and/or 1.8) promptly assign all of its rights, obligations and Commitment hereunder, together with all of its right, title and interest in, to and under the Purchased Interest allocable to it, to the Replacement Related Committed Purchaser in accordance with Section 6.3(c), above. Once such assignment becomes effective, the Replacement Related Committed Purchaser shall be deemed to be a “Related Committed Purchaser” for all purposes hereof and such Replaceable Related Committed Purchaser shall cease to be “Related Committed Purchaser” for all purposes hereof and shall have no further rights or obligations hereunder.

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          (e) Assignment by Conduit Purchasers. Each party hereto agrees and consents (i) to any Conduit Purchaser’s assignment, participation, grant of security interests in or other transfers of any portion of, or any of its beneficial interest in, the Purchased Interest (or portion thereof), including without limitation to any collateral agent in connection with its commercial paper program and (ii) to the complete assignment by any Conduit Purchaser of all of its rights and obligations hereunder to any other Person, and upon such assignment such Conduit Purchaser shall be released from all obligations and duties, if any, hereunder; provided, however, that such Conduit Purchaser may not, without the prior consent of its Related Committed Purchasers, make any such transfer of its rights hereunder unless the assignee (i) is principally engaged in the purchase of assets similar to the assets being purchased hereunder, (ii) has as its Purchaser Agent the Purchaser Agent of the assigning Conduit Purchaser and (iii) issues commercial paper or other Notes with credit ratings substantially comparable to the ratings of the assigning Conduit Purchaser. Any assigning Conduit Purchaser shall deliver to any assignee a supplement hereto, substantially in the form of Annex E with any changes as have been approved by the parties thereto (also, a “Transfer Supplement”), duly executed by such Conduit Purchaser, assigning any portion of its interest in the Purchased Interest to its assignee. Such Conduit Purchaser shall promptly (i) notify each of the other parties hereto of such assignment and (ii) take all further action that the assignee reasonably requests in order to evidence the assignee’s right, title and interest in such interest in the Purchased Interest and to enable the assignee to exercise or enforce any rights of such Conduit Purchaser hereunder. Upon the assignment of any portion of its interest in the Purchased Interest, the assignee shall have all of the rights hereunder with respect to such interest (except that the Discount therefor shall thereafter accrue at the rate, determined with respect to the assigning Conduit Purchaser unless the Seller, the related Purchaser Agent and the assignee shall have agreed upon a different Discount).
          (f) Opinions of Counsel. If required by the Administrator or the applicable Purchaser Agent or to maintain the ratings of any Conduit Purchaser, each Transfer Supplement must be accompanied by an opinion of counsel of the assignee as to such matters as the Administrator or such Purchaser Agent may reasonably request.
     Section 6.4. Costs, Expenses and Taxes. In addition to the rights of indemnification granted under Section 3.1, the Seller agrees to pay on demand (which demand shall be accompanied by documentation thereof in reasonable detail) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic internal audits by the Administrator of Pool Receivables and any fees, costs and expenses incurred with respect to Standard & Poor’s or Moody’s) of this Agreement, the other Transaction Documents and the other documents and agreements to be delivered hereunder (and all reasonable costs and expenses in connection with any amendment, waiver or modification of any thereof), including: (i) Attorney Costs for the Administrator, each Purchaser Group and their respective Affiliates and agents with respect thereto and with respect to advising the Administrator, each Purchaser Group and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and (ii) all reasonable costs and expenses (including Attorney Costs), if any, of the Administrator, each Purchaser Group and their respective Affiliates and agents in connection with the enforcement of this Agreement and the other Transaction Documents.

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     In addition, the Seller shall pay on demand any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     Section 6.5. No Proceedings; Limitation on Payments. Each of the Seller, WESCO, the Servicer, the Administrator, the Purchaser Agents, the Purchasers, each assignee of the Purchased Interest or any interest therein, and each Person that enters into a commitment to purchase the Purchased Interest or interests therein, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, any Conduit Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding under any federal or state bankruptcy or similar law, for one year and one day after the latest maturing Note issued by such Conduit Purchaser is paid in full. The provision of this Section 6.5 shall survive any termination of this Agreement.
     Section 6.6. GOVERNING LAW AND JURISDICTION.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF A SECURITY INTEREST OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK; AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH OF THE PARTIES HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH SERVICE MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
     Section 6.7. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same agreement.

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     Section 6.8. Survival of Termination. The provisions of Sections 1.7, 1.8, 3.1, 3.2, 6.4, 6.5, 6.6, 6.9, 6.10 and 6.14 shall survive any termination of this Agreement.
     Section 6.9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES HERETO FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.
     Section 6.10. Sharing of Recoveries. Each Purchaser agrees that if it receives any recovery, through set-off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Purchasers (as return of Investment or otherwise), without representation or warranty except for the representation and warranty that such interest is being sold by each such other Purchaser free and clear of any Adverse Claim created or granted by such other Purchaser, in the amount necessary to create proportional participation by the Purchaser in such recovery. If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
     Section 6.11. Right of Setoff. During a Termination Event, each Purchaser is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser (including by any branches or agencies of such Purchaser) to, or for the account of, the Seller against amounts owing by the Seller hereunder (even if contingent or unmatured).
     Section 6.12. Entire Agreement. This Agreement and the other Transaction Documents embody the entire agreement and understanding between the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.
     Section 6.13. Headings. The captions and headings of this Agreement and any Exhibit, Schedule or Annex hereto are for convenience of reference only and shall not affect the interpretation hereof or thereof.

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     Section 6.14. Purchaser Groups’ Liabilities. The obligations of each Purchaser Agent and each Purchaser under the Transaction Documents are solely the corporate obligations of such Person. Except with respect to any claim arising out of the willful misconduct or gross negligence of the Administrator, any Purchaser Agent or any Purchaser, no claim may be made by the Seller or the Servicer or any other Person against the Administrator, any Purchaser Agent or any Purchaser or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of Seller and Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 6.15. Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) each Related Committed Purchaser may at any time pledge or grant a security interest in all or any portion of its interest in, to and under its undivided percentage ownership interest with regard to the Purchased Interest or under this Agreement to secure its obligations to a Federal Reserve Bank, or (ii) in the event that any Conduit Purchaser assigns any interest in, to and under its undivided percentage ownership interest with regard to the Purchased Interest to any Program Support Provider pursuant to a Program Support Agreement, such Program Support Provider may at any time pledge or grant a security interest in all or any portion of its interest in, to and under such undivided percentage ownership interest with regard to the Purchased Interest or under this Agreement to secure the obligations of such Program Support Provider to a Federal Reserve Bank, in each case without notice to or the consent of the Seller.
     Section 6.16. [Intentionally Omitted].
     Section 6.17. Waiver.
          (a) The Seller, the Servicer and Herning hereby notify the Purchasers, the Purchaser Agents and the Administrator (collectively, the “Waiving Parties”), that on or about December 31, 2007 a financing statement filed against Herning, as debtor lapsed. As a result of the lapse, each of the Seller, the Servicer and Herning breached certain of its obligations under the Sale Agreement and the Original Agreement which require Herning, the Seller and the Servicer to maintain a first priority perfected security interest in favor of Wachovia Capital Markets, LLC in all of the Receivables, Collections and Related Rights with respect thereto (the “Breach”).
          (b) The Seller, the Servicer and Herning have requested that the Waiving Parties waive all Termination Events and Purchase and Sale Termination Events which have, through the date hereof, solely arisen directly from the Breach. The Waiving Parties hereby agree to waive such Termination Events and Purchase and Sale Termination Events resulting solely from the Breach; provided, however, that such waiver shall be subject to the condition precedent that the Seller provide the Administrator with (i) evidence, in form and substance satisfactory to the Administrator, that it has, on or prior to the date hereof, taken all necessary and appropriate action under any applicable law (including the UCC of each applicable

31

jurisdiction) to perfect (A) its ownership interest in all Receivables, Collections and Related Rights acquired by it from Herning under the Sale Agreement and (B) Purchaser’s interest in all Receivables, Collections and Related Rights acquired by it from the Seller under the Receivables Purchase Agreement (as defined in Schedule V attached hereto) and that each such interest is a first priority perfected ownership interest and (ii) a favorable opinion from K&L Gates LLP, counsel to the Seller, the Servicer, and Herning regarding certain UCC matters as set forth in Section 1(h) of Exhibit II to the Agreement.
          (c) Notwithstanding anything to the contrary herein or in any of the Transaction Documents, by signing this Agreement, none of the Waiving Parties are now waiving, nor have they agreed to waive in the future, the breach of (or any rights or remedies related to the breach of) any provisions of any of the Transaction Documents, other than as expressly set forth in this Section 6.17. None of the Seller, the Servicer or Herning are to be relieved or released, in any way, from any of its respective responsibilities, duties, obligations, covenants or agreements as set forth in the Transaction Documents and each of the Waiving Parties expressly reserves any and all rights, claims and remedies that it has or may have against the Seller, the Servicer and Herning under each of the Transaction Documents, any applicable law or otherwise.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

32

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WESCO RECEIVABLES CORP., as Seller

By: Name:	/s/ Daniel Brailer Daniel Brailer
Title:	Treasurer

WESCO DISTRIBUTION, INC., as Servicer

By: Name:	/s/ Daniel Brailer Daniel Brailer
Title:	Vice President & Treasurer
Third Amended and Restated
Receivables Purchase Agreement

MARKET STREET FUNDING LLC, as a Conduit Purchaser

By: Name:	/s/ Doris J. Hearn Doris J. Hearn
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Purchaser Agent for Market Street Funding LLC

By: Name:	/s/ William P. Falcon William P. Falcon
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Administrator

By: Name:	/s/ William P. Falcon William P. Falcon
Title:	Vice President
Third Amended and Restated
Receivables Purchase Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Conduit Purchaser

By: Name:	/s/ Eero H. Maki Eero H. Maki
Title:	Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Purchaser Agent for Wachovia Bank, National Association

By: Name:	/s/ Eero H. Maki Eero H. Maki
Title:	Director
Third Amended and Restated
Receivables Purchase Agreement

FIFTH THIRD BANK, as a Conduit Purchaser

By: Name:	/s/ Robert O. Finley Robert O. Finley
Title:	Vice President

FIFTH THIRD BANK, as Purchaser Agent for Fifth Third Bank

By: Name:	/s/ Robert O. Finley Robert O. Finley
Title:	Vice President
Third Amended and Restated
Receivables Purchase Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Conduit Purchaser

By: Name:	/s/ Matt Kasper Matt Kasper
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION, as Purchaser Agent for U.S. Bank National Association

By: Name:	/s/ Matt Kasper Matt Kasper
Title:	Assistant Vice President
Third Amended and Restated
Receivables Purchase Agreement

THE PRIVATEBANK AND TRUST COMPANY, as a Conduit Purchaser

By: Name:	/s/ Zennie W. Lynch Jr. Zennie W. Lynch Jr.
Title:	Associate Managing Director

THE PRIVATEBANK AND TRUST COMPANY, as Purchaser Agent for The PrivateBank and Trust Company

By: Name:	/s/ Zennie W. Lynch Jr. Zennie W. Lynch Jr.
Title:	Associate Managing Director
Third Amended and Restated
Receivables Purchase Agreement

THE HUNTINGTON NATIONAL BANK, as a Conduit Purchaser

By: Name:	/s/ Jeff D. Blendick Jeff D. Blendick
Title:	Vice President

THE HUNTINGTON NATIONAL BANK, as Purchaser Agent for The Huntington National Bank

By: Name:	/s/ Jeff D. Blendick Jeff D. Blendick
Title:	Vice President
Third Amended and Restated
Receivables Purchase Agreement

THE RELATED COMMITTED PURCHASERS:

PNC BANK, NATIONAL ASSOCIATION, as a Related Committed Purchaser for Market Street Funding LLC

By: Name:	/s/ David B. Thayer David B. Thayer
Title:	Vice President
Third Amended and Restated
Receivables Purchase Agreement

FIFTH THIRD BANK, as a Related Committed Purchaser for Fifth Third Bank

By: Name:	/s/ Robert O. Finley Robert O. Finley
Title:	Vice President
Third Amended and Restated
Receivables Purchase Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as Related Committed Purchaser for Wachovia Bank, National Association

By: Name:	/s/ Eero H. Maki Eero H. Maki
Title:	Director
Third Amended and Restated
Receivables Purchase Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Related Committed Purchaser for U.S. Bank National Association

By: Name:	/s/ Matt Kasper Matt Kasper
Title:	Assistant Vice President
Third Amended and Restated
Receivables Purchase Agreement

THE PRIVATEBANK AND TRUST COMPANY, as a Related Committed Purchaser for The PrivateBank and Trust Company

By: Name:	/s/ Zennie W. Lynch Jr. Zennie W. Lynch Jr.
Title:	Associate Managing Director
Third Amended and Restated
Receivables Purchase Agreement

THE HUNTINGTON NATIONAL BANK, as a Related Committed Purchaser for The Huntington National Bank

By: Name:	/s/ Jeff D. Blendick Jeff D. Blendick
Title:	Vice President
Title:

Third Amended and Restated
Receivables Purchase Agreement

ORIGINATOR:

HERNING ENTERPRISES, INC., as Originator solely in respect of Section 6.17

By: Name:	/s/ Daniel Brailer Daniel Brailer
Title:	Treasurer
Third Amended and Restated
Receivables Purchase Agreement

EXHIBIT I
DEFINITIONS
     As used in the Agreement (including its Exhibits, Schedules and Annexes), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise indicated, all Section, Annex, Exhibit and Schedule references in this Exhibit are to Sections of and Annexes, Exhibits and Schedules to the Agreement.
     “Adjusted Dilution Ratio” means, at any time, the twelve-month rolling average of the Dilution Ratio.
     “Administrator” has the meaning set forth in the preamble to the Agreement.
     “Adverse Claim” means a lien, security interest or other charge or encumbrance, or any other type of preferential arrangement; it being understood that any thereof in favor of the Administrator (for the benefit of the Purchasers ) shall not constitute an Adverse Claim.
     “Affected Person” has the meaning set forth in Section 1.7 of the Agreement.
     “Affiliate” means, as to any Person: (a) any Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a), except that, in the case of each Conduit Purchaser, Affiliate shall mean the holder of its capital stock. For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.
     “Aggregate Discount” at any time, means the sum of the aggregate for each Purchaser of the accrued and unpaid Discount with respect to each such Purchaser’s Investment at such time.
     “Aggregate Investment” means, at any time, the aggregate of the Investments of each Purchaser at such time.
     “Agreement” has the meaning set forth in the preamble to the Agreement.
     “Alternate Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest with respect to any Purchaser, means: (a) an interest rate per annum equal to (x) so long as no Discount with respect to any Purchaser during such Yield Period is computed by reference to the Yield Rate, the LMIR for such Yield Period and (y) during any Yield Period for which the Discount with respect to any Purchaser during such Yield Period is computed by reference to the Yield Rate, the Applicable Margin above the LMIR for such Yield Period; provided, however, that in the case of any Yield Period on or before the first day of which the such Purchaser’s Purchaser Agent shall have been notified by any Purchaser that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person, to fund any LMIR Portion of Investment (and such Person shall not have subsequently notified the such Purchaser Agent that such circumstances no longer exist), the “Alternate Yield Rate” for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Yield Period or (b) such other rate set forth as the “Alternate Yield Rate” for such Purchaser in its Purchaser Group Fee Letter or any other document pursuant to which it became a party hereto. The “Alternate Yield Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate per annum equal to the greater of: (i) 3.00% per annum above the applicable Base Rate in effect on such day and (ii) the interest rate determined on such day pursuant to clause (a) above.
     “Applicable Margin” means, with respect to each Purchaser, the rate set forth as the “Applicable Margin” in such Purchaser’s related Purchaser Agent’s Purchaser Group Fee Letter.
     “AR System” means the ENDURA accounts receivable system maintained at the main operating center of WESCO in Murrysville, Pennsylvania, the accounts receivable system maintained by Carlton-Bates Company and the accounts receivable system maintained by Communications Supply Corporation, or any system or systems which replace any of the foregoing.
     “Assumption Agreement” means an agreement substantially in the form set forth in Annex D to the Agreement.
     “Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.
     “Available Liquidity” means, on any date of determination, the sum of (i) the Maximum Incremental Purchase, (ii) the amount of borrowing availability under the Credit Agreement (as defined in Schedule V attached hereto) and (iii) cash balances and liquid investments held by WESCO and its Affiliates.
     “Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
     “Base Rate” means, any Purchaser, for any day (a) a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:
     (i) the rate of interest in effect for such day as publicly announced from time to time by such Purchaser’s Purchaser Agent as its “prime rate”, “base rate” or similarly designate rate and which is used as a general reference point for pricing some loans, which may be priced at, above or below such announced rate, and
     (ii) 0.50% per annum above the latest Federal Funds Rate; or
     (b) such other rate set forth as the “Base Rate” for such Purchaser in its Purchaser Group Fee Letter, or any other document pursuant to which is became a party hereto.
     “BBA” means the British Bankers’ Association.

     “Benefit Plan” means any employee benefit pension plan as defined in Section 3(2) of ERISA in respect of which the Seller, any Originator, WESCO or any ERISA Affiliate is, or at any time during the immediately preceding six years was, an “employer” as defined in Section 3(5) of ERISA.
     “Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in New York City, New York or Pittsburgh, Pennsylvania, and (b) if this definition of “Business Day” is utilized in connection with the Euro-Rate or the LMIR, dealings are carried out in the London interbank market.
     “Change in Control” means (i) Holdings ceases to own, directly or indirectly, 100% of the capital stock of WESCO or (ii) that WESCO ceases to own, directly or indirectly (including through one or more of its Subsidiaries), (a) 100% of the capital stock of the Seller free and clear of all Adverse Claims or (b) a majority of the capital stock of any Originator, in the case of each of (i) and (ii) above, free and clear of all Adverse Claims other than (x) the pledges or grants of security interest by WESCO or one or more of its Subsidiaries to General Electric Capital Corporation (“GECC”), as agent for itself and various lenders pursuant to one or more pledge agreements and security agreements as required under the Credit Agreement (as defined in Schedule V attached hereto) as such pledge agreements or security agreements may be amended, restated, supplemented or otherwise modified from time to time.
     “Closing Date” means April 13, 2009.
     “Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, WESCO, the Seller or the Servicer in payment of any amounts owed in respect of such Receivable (including purchase price, finance charges, interest and all other charges), or applied to amounts owed in respect of such Receivable (including insurance payments and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all amounts deemed to have been received pursuant to Section 1.4(e) of the Agreement and (c) all other proceeds of such Pool Receivable.
     “Commitment” means, with respect to each Related Committed Purchaser, the maximum amount which such Purchaser is obligated to pay hereunder on account of any Purchase, as set forth below its name on Schedule VI hereto to this Agreement or in the Assumption Agreement or any similar document pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 6.3(c) or in connection with a change in the Purchase Limit pursuant to Section 1.1(b) or Section 1.11.
     “Commitment Increase Effective Date” has the meaning set forth in Section 1.11(c).
     “Commitment Percentage” means, at any time, for each Related Committed Purchaser in a Purchaser Group, such Related Committed Purchaser’s Commitment divided by the total of all Commitments of all Related Committed Purchasers in such Purchaser Group.
     “Company Note” has the meaning set forth in Section 3.1 of the Sale Agreement.

     “Concentration Percentage” means: (a) for any Obligor that is not a Special Obligor, the Normal Concentration Percentage and (b) for any Special Obligor, the “Special Obligor Concentration Percentage”, approved in writing by each Purchaser Agent, and set forth as such opposite its name on Annex C to the Agreement; provided, however, that the Administrator may, if the Rating Agency Condition is satisfied and each of the Purchasers has so consented, approve higher Concentration Percentages for selected Obligors (which approved percentage shall become the “Concentration Percentage” applicable to such Obligor).
     “Conduit Purchasers” means each commercial paper conduit or other entity that is a party to the Agreement, as a purchaser, or that becomes a party to the Agreement, as a purchaser pursuant to an Assumption Agreement.
     “Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.
     “CP Rate” means, with respect to any Conduit Purchaser for any Yield Period with respect to any Portion of Investment (a) the per annum rate equivalent to the “weighted average cost” (as defined below) related to the issuance of such Conduit Purchaser’s Notes that are allocated, in whole or in part, by it (or by its Purchaser Agent) to fund or maintain such Portion of Investment (and which may also be allocated in part to the funding of other Portions of Investment hereunder or of other assets of such Conduit Purchaser); provided, however, that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Investment for such Yield Period, such Conduit Purchaser shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum; provided, further, that notwithstanding anything in the Agreement or the other Transaction Documents to the contrary, the Seller agrees that any amounts payable to the Purchasers in respect of Discount for any Yield Period with respect to any Portion of Investment funded by such Purchaser at the CP Rate shall include an amount equal to the portion of the face amount of the outstanding Notes issued to fund or maintain such Portion of Investment that corresponds to the portion of the proceeds of such Notes that was used to pay the interest component of maturing Notes issued to fund or maintain such Portion of Investment, to the extent that such Purchaser had not received payments of interest in respect of such interest component prior to the maturity date of such maturing Notes (for purposes of the foregoing, the “interest component” of Notes equals the excess of the face amount thereof over the net proceeds received by such Purchaser from the issuance of Notes, except that if such Notes are issued on an interest-bearing basis its “interest component” will equal the amount of interest accruing on such Notes through maturity) (as used in this definition, “weighted average cost” shall consist of (x) the actual interest rate (or discount) paid to purchasers of Conduit Purchaser’s Notes, together with the commissions of placement agents and dealers in respect of such Notes, to the extent such commissions are allocated, in whole or in part, to such Notes by such Conduit Purchaser (or by its Purchaser Agent) and (y) any incremental carrying costs incurred with respect to such Conduit Purchaser’s Notes maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser), or (b) such other rate set forth as the “CP Rate” for such Conduit Purchaser in its Purchaser Group Fee Letter or any other document. Notwithstanding the foregoing, the “CP Rate” for any day while a Termination Event or an Unmatured

Termination Event exists shall be an interest rate equal to the greater of: (i) 3.00% per annum above the Base Rate in effect on such day and (ii) the Yield Rate in effect on such day.
     “Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of each Originator and of WESCO in effect on the date of the Agreement and described in Schedule I to the Agreement, as modified in compliance with the Agreement.
     “Cut-off Date” has the meaning set forth in the Sale Agreement.
     “Days’ Sales Outstanding” means, for any calendar month, an amount computed as of the last day of such calendar month equal to: (a) the average of the Outstanding Balance of all Pool Receivables as of the last day of each of the three most recent calendar months ended on the last day of such calendar month divided by (b)(i) the aggregate credit sales made by the Originators during the three calendar months ended on the last day of such calendar month divided by (ii) 90.
     “Debt” means: (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, (d) obligations as lessee under leases that shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (d).
     “Declining Conduit Purchaser” has the meaning set forth in Section 1.4(b)(ii).
     “Declining Notice” has the meaning set forth in Section 1.4(b)(ii).
     “Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such month, by (b) the aggregate credit sales made by the Originators during the month that is six months prior to such month.
     “Defaulted Receivable” means a Receivable:
     (a) as to which any payment, or part thereof, remains unpaid for more than 180 days from the original invoice date for such payment, or
     (b) without duplication (i) as to which an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto, (ii) that has been written off the Seller’s books as uncollectible or (iii) that should have been written off the Seller’s books as uncollectible pursuant to the Credit and Collection Policy.

     “Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate Outstanding Balance of all Pool Receivables that became Delinquent Receivables during such month, by (b) the aggregate Outstanding Balance of all Pool Receivables on such day.
     “Delinquent Receivable” means a Receivable (a) as to which any payment, or part thereof, remains unpaid for more than 120 days from the original invoice date for such payment or (b) without duplication, which has been (or consistent with the Credit and Collection Policy, would be) classified as a Delinquent Receivable by the applicable Originator.
     “Dilution Horizon Ratio” means, for any calendar month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such calendar month of: (a) the aggregate credit sales made by the Originators during the two most recent calendar months (or such greater number of days or months as determined by the Administrator from time to time with the consent or at the direction of the Purchaser Agents following any periodic audit conducted pursuant to the Transaction Documents), to (b) the Net Receivables Pool Balance at the last day of the most recent calendar month.
     “Dilution Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each calendar month by dividing: (a) the aggregate amount of payments made or owed by the Seller pursuant to Section 1.4(e)(i) of the Agreement during such calendar month by (b) the aggregate credit sales made by all the Originators during the calendar month that is one month prior to such calendar month.
     “Dilution Reserve” means, on any date, an amount equal to: (a) the aggregate of the portions of the Investments of all Purchasers set forth in paragraph (a) of the definition thereof at the close of business of the Servicer on such date multiplied by (b) (i) the Dilution Reserve Percentage on such date, divided by (ii) 100% minus the Dilution Reserve Percentage on such date.
     “Dilution Reserve Percentage” means, on any date, the greater of: (a) 8.00% and (b) the product of (i) the sum of (A) 2.25 times the Adjusted Dilution Ratio plus (B) the Dilution Volatility Component, multiplied by (ii) the Dilution Horizon Ratio.
     “Dilution Volatility Component” means, for any calendar month, the product of (a) the difference of (i) the highest three-month rolling average Dilution Ratio during the twelve most recent calendar months (the “Highest 3-Month Rolling Average Dilution Ratio”) minus (ii) the Adjusted Dilution Ratio for such twelve calendar months (the “12-Month Dilution Ratio”), multiplied by (b) a fraction (i) the numerator of which is the Highest 3-Month Rolling Average Dilution Ratio during the twelve most recent calendar months and (ii) the denominator of which is the 12-Month Dilution Ratio for such twelve calendar months.
     “Discount” means with respect to any Purchaser:

     (a) for any Portion of Investment for any Yield Period with respect to any Purchaser to the extent such Portion of Investment will be funded by such Purchaser during such Yield Period through the issuance of Notes:
CPR x I x ED/360
     (b) for any Portion of Investment for any Yield Period with respect to any Purchaser to the extent such Portion of Investment will not be funded by such Purchaser during such Yield Period through the issuance of Notes, but solely where: (i) such Purchaser is a commercial paper conduit, (ii) such Purchaser has funded such Portion of Investment through one or more of its Program Support Providers and (ii) such commercial paper conduit is either (x) not able to fund such Portion of Investment through the issuance of Notes or (y) in the reasonable determination of the related Purchaser Agent, funding such Portion of Investment through the issuance of Notes is not administratively or economically efficient or practical at such time (whether due to circumstances affecting such Conduit Purchaser, the commercial paper markets or otherwise):
YR x I x ED/Year + TF
     (c) for any Portion of Investment for any Yield Period with respect to any Purchaser, in all cases other than where paragraphs (a) or (b), above, applies, the sum of the products, calculated on each day of such Yield Period (as described in the formula below), of the Alternate Yield Rate multiplied by such Portion of Investment for each day elapsed during such Yield Period, annualized on a 360 day basis:
I x AYR/Year
     where:

YR	=	the “Yield Rate” as defined herein, for such Portion of Investment for such Yield Period with respect to such Purchaser,

AYR	=	the “Alternate Yield Rate” as defined herein, for such Portion of Investment for such Yield Period with respect to such Purchaser,

I	=	the Investment with respect to such Portion of Investment during such Yield Period with respect to such Purchaser,

CPR	=	the CP Rate for the Portion of Investment for such Yield Period with respect to such Purchaser,

ED	=	the actual number of days during such Yield Period,

Year	=	if such Portion of Investment is funded based upon: (i) the Euro-Rate or the LMIR, 360 days, and (ii) the Base Rate, 365 or 366 days, as applicable, and

TF	=	the Termination Fee, if any, for the Portion of Investment for such Yield Period with respect to such Purchaser;
provided, that no provision of the Agreement shall require the payment or permit the collection of Discount in excess of the maximum permitted by applicable law; and provided further, that Discount for any Portion of Investment shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.
     “Eligible Foreign Obligor” means an Obligor which is a resident of any country (other than the United States) that has a long-term currency rating of at least “A” by Standard and Poor’s and “A2” by Moody’s.
     “Eligible Receivable” means, at any time, a Pool Receivable:
     (a) the Obligor of which is (i) a United States resident or an Eligible Foreign Obligor, (ii) not subject to any action of the type described in paragraph (f) of Exhibit V to the Agreement and (iii) not an Affiliate of WESCO or any Originator,
     (b) that is denominated and payable only in U.S. dollars in the United States to a Lock-Box Account,
     (c) that does not have a stated maturity which is more than 90 days after the original invoice date of such Receivable, unless a longer stated maturity is approved by and in the sole discretion of the Administrator and all of the Purchasers in writing, prior to the acquisition of such Receivable (or any interest therein),
     (d) that arises under a duly authorized Contract for the sale and delivery of goods and services in the ordinary course of an Originator’s business,
     (e) that arises under a duly authorized Contract that is in full force and effect and that is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms,
     (f) that conforms in all material respects with all applicable laws, rulings and regulations in effect,
     (g) that is not the subject of any asserted dispute, offset, hold back defense, Adverse Claim or other claim,
     (h) that satisfies all applicable requirements of the applicable Credit and Collection Policy,
     (i) that has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 4.2 of the Agreement,

     (j) in which the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable by the Seller (including without any consent of the related Obligor),
     (k) for which the Administrator (for the benefit of each Purchaser) shall have a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, and a valid and enforceable first priority perfected security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim,
     (l) that constitutes an account as defined in the UCC, and that is not evidenced by instruments or chattel paper,
     (m) that is not a Defaulted Receivable or a Delinquent Receivable,
     (n) for which none the Originator thereof, the Seller and the Servicer has established any offset arrangements with the related Obligor,
     (o) for which Defaulted Receivables of the related Obligor do not exceed 50% of the Outstanding Balance of all such Obligor’s Receivables, and
     (p) that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or the Seller.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
     “ERISA Affiliate” means: (a) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Seller, any Originator or WESCO, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Seller, any Originator or WESCO, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Seller, any Originator, any corporation described in clause (a) or any trade or business described in clause (b).
     “Euro-Rate” means with respect to any Yield Period, the interest rate per annum determined by the Administrator by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the applicable Purchaser Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank market offered rates for U.S. dollars quoted by the BBA as set forth on the Reuters Screen display page LIBOR01 (or appropriate successor) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Yield Period for an amount comparable to the Portion of Investment to be funded at the Yield Rate and based upon the Euro-Rate during such Yield Period by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage. The Euro-Rate may also be expressed by the following formula:

Average of London interbank offered rates quoted by BBA
as shown on Reuters Screen display page LIBOR01
or appropriate successor
Euro-Rate =
1.00 - Euro-Rate Reserve Percentage
where “Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Euro-Rate shall be adjusted with respect to any Portion of Investment funded at the Yield Rate and based upon the Euro-Rate that is outstanding on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The applicable Purchaser Agent shall give prompt notice to the Seller of the Euro-Rate as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error).
     “Event of Bankruptcy” means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person or any composition, marshalling of assets for creditors of a Person, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each of cases (a) and (b) undertaken under U.S. Federal, state or foreign law, including the U.S. Bankruptcy Code.
     “Excess Concentration” means, without duplication, the sum of the following amounts:
     (i) the amount by which the Outstanding Balance of Eligible Receivables of each Obligor then in the Receivables Pool exceeds an amount equal to: (a) the applicable Concentration Percentage for such Obligor multiplied by (b) the Outstanding Balance of all Eligible Receivables then in the Receivables Pool;
     (ii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligor of which is an Eligible Foreign Obligor, exceeds 1.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool;
     (iii) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, the Obligor of which is a government or governmental subdivision, affiliate or agency, exceeds 1.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; and
     (iv) the amount by which the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, of which are NED Division Receivables, exceeds 30.00% of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

     “Excluded Receivable” means any Receivable (without giving effect to the exclusion of “Excluded Receivables” from the definition thereof) (i) owed by an Obligor not a resident of the United States and denominated in a currency other than U.S. dollars, (ii) originated by the Tampa Major Projects Branch, identified on WESCO’s system as Branch No. 3840 or (iii) any Receivable originated by Communications Supply Corporation, the Obligor of which is The Stanley Works Co.
     “Facility Termination Date” means the earliest to occur of: (a) with respect to any Purchaser, the applicable Scheduled Commitment Termination Date with respect to such Purchaser, subject to any extension thereof pursuant to Section 1.10 of the Agreement (it being understood that if any such Purchaser does not extend its Commitment hereunder then the Purchase Limit shall be reduced ratably with respect to the Purchasers in each Purchaser Group by an amount equal to the Commitment of such non-extending Purchaser and the Commitment Percentages and Group Commitments of the Purchasers within each Purchaser Group shall be appropriately adjusted), (b) the date determined pursuant to Section 2.2 of the Agreement, (c) the date the Purchase Limit reduces to zero pursuant to Section 1.1(b) or Section 1.1(c) of the Agreement, (d) any Conduit Purchaser or any Purchaser Agent on behalf of such Conduit Purchaser shall fail to cause the amendment or modification of any Transaction Document or related opinion as required by Moody’s or Standard and Poor’s, and such failure shall continue for 30 days after such amendment or modification is initially requested and (e) with respect to each Purchaser Group, the date that the commitment, of all of the Related Committed Purchasers of such Purchaser Group terminate pursuant to Section 1.10.
     “FASB” has the meaning set forth in Section 1.7(d).
     “Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrator of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrator.
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.
     “Fees” means the fees payable by the Seller to each Purchaser Group pursuant to the applicable Purchaser Group Fee Letter.
     “Fifth Third” means Fifth Third Bank.

     “GAAP” means the generally accepted accounting principles and practices in the United States, consistently applied.
     “GECC” has the meaning set forth in the definition of Change in Control.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     “Group Commitment” means with respect to any Purchaser Group the aggregate of the Commitments of each Purchaser within such Purchaser Group.
     “Group Investment” means with respect to any Purchaser Group, an amount equal to the aggregate of all Investments of the Purchasers within such Purchaser Group.
     “Herning” means Herning Enterprises, Inc., a Delaware corporation.
     “Holdings” means WESCO International, Inc., a Delaware corporation.
     “Indemnified Amounts” has the meaning set forth in Section 3.1 of the Agreement.
     “Indemnified Party” has the meaning set forth in Section 3.1 of the Agreement.
     “Independent Director” has the meaning set forth in paragraph 3(c) of Exhibit IV to the Agreement.
     “Information Package” means a report, in substantially the form of Annex A to the Agreement, furnished to the Administrator pursuant to the Agreement.
     “Insolvency Proceeding” means: (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
     “Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the March 19, 2002 and as amended from time to time, by and among General Electric Capital Corporation, WESCO, WESCO Receivables Corp., and the providers (i.e., lenders) under the Credit Agreement (as defined in Schedule V attached hereto).
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code also refer to any successor sections.

     “Investment” means with respect to any Purchaser the amount paid to the Seller by such Purchaser pursuant to the Agreement as reduced from time to time by Collections distributed and applied on account of such Investment pursuant to Section 1.4(d) of the Agreement; provided, that if such Investment shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Investment shall be increased by the amount of such rescinded or returned distribution as though it had not been made.
     “ISC” has the meaning set forth in the preamble to the Agreement.
     “LMIR” means, for any day, the one-month Eurodollar rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such date, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the applicable Purchaser or its Purchaser Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.
     “Liquidity Agent” means each of the banks acting or other Persons as agent for the various Liquidity Banks under each Liquidity Agreement.
     “Liquidity Agreement” means any agreement entered into in connection with this Agreement pursuant to which a Liquidity Provider agrees to make purchases or advances to, or purchase assets from, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases.
     “Liquidity Provider” means each bank or other financial institution that provides liquidity support to any Conduit Purchaser pursuant to the terms of a Liquidity Agreement.
     “Lock-Box Account” means an account maintained at a bank or other financial institution for the purpose of receiving Collections.
     “Lock-Box Agreement” means an agreement, among the Seller, the Servicer and a Lock-Box Bank.
     “Lock-Box Bank” means any of the banks or other financial institutions holding one or more Lock-Box Accounts.
     “Lock-Box Rights” has the meaning set forth in Section 4.3 of the Agreement.
     “Loss Reserve” means, on any date, an amount equal to (i) the aggregate of the Investment of all Purchasers set forth in the definition thereof at the close of business of the Servicer on such date multiplied by (ii)(A) the Loss Reserve Percentage on such date divided by (B) 100% minus the Loss Reserve Percentage on such date.
     “Loss Reserve Percentage” means, on any date, the greater of: (a) 10.00% and (b) (i) the product of (A) 2.25 times the highest average of the Default Ratios for any three consecutive calendar months during the twelve most recent calendar months multiplied by (B) the aggregate credit sales made during the five most recent calendar months divided by (ii) the Net Receivables Pool Balance as of such date.
     “Majority Purchasers” means, at any time, Purchasers whose Commitments aggregate more than 66.67% of the aggregate of the Commitments of all Purchasers; provided, however, that so long as any Purchaser’s Commitment is greater than 66.67% of the aggregate Commitments, then “Majority Purchasers” shall mean a minimum of two Purchasers whose Commitments aggregate more than 66.67% of the aggregate Commitments.
     “Material Adverse Effect” means, relative to any Person with respect to any event or circumstance, a material adverse effect on:
     (a) the assets, operations, business or financial condition of such Person,
     (b) the ability of any of such Person to perform its obligations under the Agreement or any other Transaction Document to which it is a party,
     (c) the validity or enforceability of any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Pool Receivables, or
     (d) the status, perfection, enforceability or priority of any Purchaser’s or the Seller’s interest in the Pool Assets.
     “Maximum Incremental Purchase” means, on any date, the additional incremental increase in the Aggregate Investment that would cause the Aggregate Investment plus the Total Reserves to equal the Net Receivables Pool Balance.
     “Moody’s” means Moody’s Investors Service, Inc.
     “NED Division” means the branches of WESCO or its Subsidiaries which do not use an AR System.
     “NED Division Receivable” means each Receivable originated by a branch in the NED Division of WESCO.
     “NED Division Pool Receivable” means each Pool Receivable originated by a branch in the NED Division of WESCO.
     “Net Receivables Pool Balance” means, at any time: (a) the Outstanding Balance of Eligible Receivables then in the Receivables Pool minus (b) the Excess Concentration.
     “Normal Concentration Percentage” means, at any time, 2.0%.
     “Notes” means short-term promissory notes issued, or to be issued, by each Conduit Purchaser (or, if applicable, issued by the funding source pursuant to which such Conduit Purchaser finances its Investment hereunder) to fund its investments in accounts receivable or other financial assets.

     “Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.
     “Original Agreement” has the meaning set forth in the preliminary statements of the Agreement.
     “Originator” has the meaning set forth in the Sale Agreement.
     “Originator Assignment Certificate” means each assignment, in substantially the form of Exhibit C to the Sale Agreement, evidencing Seller’s ownership of the Receivables generated by Originator, as the same may be amended, supplemented, amended and restated, or otherwise modified from time to time in accordance with the Sale Agreement.
     “Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof.
     “Payment Date” has the meaning set forth in Section 2.1 of the Sale Agreement.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Pool Assets” has the meaning set forth in Section 1.2(d) of the Agreement.
     “Pool Receivable” means a Receivable in the Receivables Pool.
     “Portion of Investment” means, with respect to any Purchaser and its related Investment, the portion of such Investment being funded or maintained by such Purchaser by reference to a particular interest rate basis.
     “Program Support Agreement” means and includes any Liquidity Agreement and any other agreement entered into by any Program Support Provider providing for: (a) the issuance of one or more letters of credit for the account of any Conduit Purchaser, (b) the issuance of one or more surety bonds for which the such Conduit Purchaser is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, (c) the sale by such Conduit Purchaser to any Program Support Provider of the Purchased Interest (or portions thereof) maintained by such Conduit Purchaser and/or (d) the making of loans and/or other extensions of credit to any Conduit Purchaser in connection with such Conduit Purchaser’s securitization program contemplated in the Agreement, together with any letter of credit, surety bond or other instrument issued thereunder (but excluding any discretionary advance facility provided by the Administrator).
     “Program Support Provider” means and includes with respect to each Conduit Purchaser any Liquidity Provider and any other Person (other than any customer of such Conduit Purchaser) now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, such Conduit Purchaser pursuant to any Program Support Agreement.

     “Purchase” is defined in Section 1.1(a).
     “Purchase and Sale Indemnified Amounts” has the meaning set forth in Section 9.1 of the Sale Agreement.
     “Purchase and Sale Indemnified Party” has the meaning set forth in Section 9.1 of the Sale Agreement.
     “Purchase and Sale Termination Date” has the meaning set forth in Section 1.4 of the Sale Agreement.
     “Purchase and Sale Termination Event” has the meaning set forth in Section 8.1 of the Sale Agreement.
     “Purchase Date” means the date of which a Purchase or a reinvestment is made pursuant to the Agreement.
     “Purchase Facility” has the meaning set forth in Section 1.1 of the Sale Agreement.
     “Purchase Limit” means, at any time, the aggregate of all Group Commitments (which, on the Closing Date, shall be $400,000,000), as such amount may be reduced pursuant to Section 1.1(b) of the Agreement or increased pursuant to Section 1.11 of the Agreement; provided, however, that at no time shall any such increase cause the Purchase Limit to exceed $450,000,000. References to the unused portion of the Purchase Limit shall mean, at any time, the Purchase Limit minus the then outstanding Aggregate Investment.
     “Purchase Price” has the meaning set forth in Section 2.1 of the Sale Agreement.
     “Purchase Report” has the meaning set forth in Section 2.1 of the Sale Agreement.
     “Purchased Interest” means, at any time, the undivided percentage ownership interest in: (a) each and every Pool Receivable now existing or hereafter arising, (b) all Related Security with respect to such Pool Receivables and (c) all Collections with respect to, and other proceeds of, such Pool Receivables and Related Security. Such undivided percentage interest shall be computed as:

Aggregate Investment + Total Reserves Net Receivables Pool Balance
The Purchased Interest shall be determined from time to time pursuant to Section 1.3 of the Agreement.
     “Purchaser” means each Conduit Purchaser and/or each Related Committed Purchaser, as applicable.
     “Purchaser Agent” means each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to the

Agreement or any other Person who becomes a party to this Agreement as a Purchaser Agent pursuant to an Assumption Agreement or a Transfer Supplement.
     “Purchaser Group” means, for each Conduit Purchaser, such Conduit Purchaser, its Related Committed Purchasers (if any) and its related Purchaser Agent.
     “Purchaser Group Fee Letter” has the meaning set forth in Section 1.5 of the Agreement.
     “Ratable Share” means, for each Purchaser Group, such Purchaser Group’s aggregate Commitments divided by the aggregate Commitments of all Purchaser Groups.
     “Rating Agency Condition” means, with respect to any material event or occurrence, receipt by the Administrator (or the applicable Purchaser Agent) of written confirmation from each of Standard & Poor’s and Moody’s that such event or occurrence shall not cause the rating on the then outstanding Notes of any applicable Purchaser to be downgraded or withdrawn.
     “Receivable” means any indebtedness and other obligations (other than Excluded Receivables) owed to the Seller or any Originator by, or any right of the Seller or any Originator to payment from or on behalf of, an Obligor, whether constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of goods or the rendering of services by an Originator (whether or not earned by performance), and includes the obligation to pay any finance charges, fees and other charges with respect thereto. Indebtedness and other obligations arising from any one transaction, including indebtedness and other obligations represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other obligations arising from any other transaction.
     “Receivables Pool” means, at any time, all of the then outstanding Receivables purchased by the Seller pursuant to the Sale Agreement prior to the Facility Termination Date.
     “Related Committed Purchaser” means each Person listed as such (and its respective Commitment) for each Conduit Purchaser as set forth on the signature pages of the Agreement or in any Assumption Agreement or Transfer Supplement.
     “Related Rights” has the meaning set forth in Section 1.1 of the Sale Agreement.
     “Related Security” means, with respect to any Receivable:
     (a) all of the Seller’s and the Originator thereof’s interest in any goods (including returned goods), and documentation of title evidencing the shipment or storage of any goods (including returned goods), relating to any sale giving rise to such Receivable,
     (b) all instruments and chattel paper that may evidence such Receivable,
     (c) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto, and

     (d) all of the Seller’s and the Originator thereof’s rights, interests and claims under the Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise.
     “Sale Agreement” means the Purchase and Sale Agreement, dated as of June 30, 1999, among the Seller, the Originators and the Servicer as amended through the date of the Agreement and as such agreement may be amended, amended and restated, supplemented or otherwise modified from time to time.
     “Scheduled Commitment Termination Date” means with respect to any Related Committed Purchaser, the date set forth as such below its name on Schedule VII to the Agreement or in any Assumption Agreement or other document pursuant to which such Purchaser became a party hereto.
     “Seller” has the meaning set forth in the preamble to the Agreement.
     “Seller’s Share” of any amount means the greater of: (a) $0 and (b) such amount minus the product of (i) such amount multiplied by (ii) the Purchased Interest.
     “Servicer” has the meaning set forth in the preamble to the Agreement.
     “Servicing Fee” shall mean the fee referred to in Section 4.6 of the Agreement.
     “Servicing Fee Rate” means, at any time, 1.0%.
     “Settlement Date” means the 22nd day of each calendar month (or, if such day is not a Business Day, the next occurring Business Day); provided, however, if pursuant to Section 2(i)(iii) of Exhibit IV, the Servicer is required to provide Information Packages on a more frequent than monthly basis, then the “Settlement Date”, solely for purposes of amounts distributable in respect of principal pursuant to Section 1.4 in the event the Purchased Interest exceeds 100% at such time, shall (in addition to the monthly Settlement Date described above, in the case of all other distributions) be the Wednesday of each calendar week (or if such day is not a Business Day, the next occurring Business Day); provided further, however, that, notwithstanding anything else in this definition to the contrary, on and after the occurrence and continuation of any Termination Event, the Settlement Date shall be the date selected as such by the Administrator (with the consent or at the direction of the Majority Purchasers) from time to time (it being understood that the Administrator (with the consent or at the direction of the Majority Purchasers) may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date pursuant to this definition.
     “Simple Majority” means, at any time, Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers.
     “Solvent” means, with respect to any Person at any time, a condition under which:

     (i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;
     (ii) the fair value and present fair saleable value of such Person’s assets is greater than the amount that will be required to pay such Person’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);
     (iii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and
     (iv) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.
     For purposes of this definition:
     (A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;
     (B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;
     (C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to Purchase such asset under ordinary selling conditions; and
     (D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.
     “Special Obligor” means an Obligor (i) specifically approved in writing by the Administrator and all of the Purchasers, (ii) that is set forth on Annex C to the Agreement and (iii) that has a rating of at least “BBB-” by Standard & Poor’s on its corporate credit rating and a rating of at least “Baa3” by Moody’s on its corporate credit rating.
     “Special Obligor Concentration Percentage” has the meaning set forth in the definition of Concentration Percentage.
     “Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

     “Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.
     “Tangible Net Worth” means, with respect to any Person, the tangible net worth of such Person as determined in accordance with GAAP.
     “Termination Day” means: (a) each day on which the conditions set forth in Section 2 of Exhibit II to the Agreement are not satisfied or (b) each day that occurs on or after the Facility Termination Date.
     “Termination Event” has the meaning specified in Exhibit V to the Agreement.
     “Termination Fee” means, for any Yield Period, with respect to any Purchaser, the amount, if any, by which: (a) the additional Discount related to such Purchaser’s Investment (calculated without taking into account any Termination Fee or any shortened duration of such Yield Period) that would have accrued during such Yield Period on the reductions of Investment relating to such Yield Period had such reductions not been made, exceeds (b) the income, if any, received by such Purchaser from investing the proceeds of such reductions of Investment, as determined by the such Purchaser’s Purchaser Agent, which determination shall be binding and conclusive for all purposes, absent manifest error.
     “Total Reserves” means, at any time the sum of: (a) the Loss Reserve, plus (b) the Dilution Reserve, plus (c) the Yield Reserve.
     “Transaction Documents” means the Agreement, the Lock-Box Agreements, each Purchaser Group Fee Letter, the Sale Agreement, the Intercreditor Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with the Agreement or such other agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with the Agreement.
     “Transfer Supplement” has the respective meanings set forth in Sections 6.3(c) and 6.3(e).
     “UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.
     “Unmatured Purchase and Sale Termination Event” means any event which, with the giving of notice or lapse of time, or both, would become a Purchase and Sale Termination Event.
     “Unmatured Termination Event” means an event that, with the giving of notice or lapse of time, or both, would constitute a Termination Event.

     “VFCC” means Variable Funding Capital Company LLC.
     “Wachovia” means Wachovia Bank, National Association.
     “WESCO” has the meaning set forth in the preamble to the Agreement.
     “Yield Period” means, with respect to each Portion of Investment: (a) before the Facility Termination Date: (i) initially the period commencing on the date of the initial Purchase pursuant to Section 1.2 of the Agreement (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Settlement Date, and (ii) thereafter, each period commencing on such Settlement Date and ending on (but not including) the next Settlement Date, and (b) on and after the Facility Termination Date: such period (including a period of one day) as shall be selected from time to time by the Administrator or, in the absence of any such selection, each period of 30 days from the last day of the preceding Yield Period.
     “Yield Rate” for any Yield Period for any Portion of Investment of the Purchased Interest with respect to any Purchaser, means: (a) an interest rate per annum equal to, at such Purchaser’s option: (x) the Applicable Margin relating to such Purchaser above the Euro-Rate for such Yield Period, or (y) the Base Rate for such Yield Period; provided, however, that in the case of:
     (i) any Yield Period on or before the first day of which the such Purchaser’s Purchaser Agent shall have been notified by any Purchaser or other Program Support Provider that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person, to fund any Euro-Rate Portion of Investment (and such Person shall not have subsequently notified the such Purchaser Agent that such circumstances no longer exist),
     (ii) any Yield Period of one to (and including) 29 days,
     (iii) any Yield Period as to which the such Purchaser’s Purchaser Agent does not receive notice before noon (New York City time) on the third Business Day preceding the first day of such Yield Period that the Seller desires that the related Portion of Investment be a Euro-Rate Portion of Investment, or
     (iv) any Yield Period relating to a Portion of Investment with respect to such Purchaser that is less than $1,000,000, the “Yield Rate” for each such Yield Period shall be an interest rate per annum equal to the Base Rate in effect on each day of such Yield Period or (b) such other rate set forth as the “Yield Rate” for such Purchaser in its Purchaser Group Fee Letter or any other document pursuant to which it became a party hereto. The “Yield Rate” for any day while a Termination Event or an Unmatured Termination Event exists shall be an interest rate per annum equal to the greater of: (i) 3.00% per annum above the applicable Base Rate in effect on such day and (ii) the interest rate determined on such day pursuant to clause (a) above.
     “Yield Reserve” means, on any date, an amount equal to: (a) the aggregate of the portions of the Investments of all Purchasers set forth in paragraph (a) of the definition thereof at the close of business of the Servicer on such date, multiplied by (b) (i) the Yield Reserve Percentage on such date, divided by (ii) 100% minus the Yield Reserve Percentage on such date.
     “Yield Reserve Percentage” means, on any date, the product of (a) 1.5, multiplied by (b) the sum of (i) the Base Rate with respect to the most recent Yield Period and (ii) the Servicing Fee Rate, multiplied by (c) a fraction (i) the numerator of which is the highest Days’ Sales Outstanding for the twelve most recent calendar months and (ii) the denominator of which is 360.
     Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9. Unless the context otherwise requires, “or” means “and/or,” and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

EXHIBIT II
CONDITIONS PRECEDENT
     1. Conditions Precedent to Initial Purchase. The effectiveness of this Agreement is subject to the conditions precedent that the Administrator and each Purchaser Agent shall have received the following items, each in form and substance (including the date thereof) satisfactory to the Administrator and each such Purchaser Agent:
     (a) One or more counterparts of the Agreement and each other Transaction Document (including all amendments, modifications and supplements thereto executed on or prior to the Closing Date), in each case executed by each of the parties thereto.
     (b) Certified copies of: (i) the resolutions of the Board of Directors of each of the Seller, the Originators and WESCO authorizing the execution, delivery and performance by the Seller, such Originator and WESCO, as the case may be, of the Agreement and the other Transaction Documents to which it is a party; (ii) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Agreement and the other Transaction Documents and (iii) the certificate of incorporation and by-laws of the Seller, each Originator and WESCO.
     (c) A certificate of the Secretary or Assistant Secretary of the Seller, the Originators and WESCO certifying the names and true signatures of its officers who are authorized to sign the Agreement and the other Transaction Documents. Until the Administrator and each Purchaser Agent receives a subsequent incumbency certificate from the Seller, an Originator or WESCO, as the case may be, the Administrator and each Purchaser Agent shall be entitled to rely on the last such certificate delivered to it by the Seller, such Originator or WESCO, as the case may be.
     (d) Acknowledgment copies, or time stamped receipt copies, of proper financing statements (and/or amendments to, or assignments of, the financing statements filed in connection with the Original Agreement), duly filed on or before the date hereof under the UCC of all jurisdictions that the Administrator or any Purchaser Agent may deem necessary or desirable in order to perfect the interests of the Seller and the Administrator (on behalf of each Purchaser) contemplated by the Agreement and the Sale Agreement.
     (e) One or more counterparts of the sixth amendment to the Sale Agreement, dated as of the Closing Date, executed by each of the parties thereto.
     (f) Completed UCC search reports, dated on or shortly before the date hereof, listing the financing statements filed in all applicable UCC jurisdictions that name the Originators or the Seller as debtor, together with copies of such other financing statements, and similar search reports with respect to judgment liens, federal tax liens and liens of the Pension Benefit Guaranty Corporation in such jurisdictions, as the Administrator or any Purchaser Agent may request, showing no Adverse Claims on any Pool Assets.

     (g) Copies of any applicable amendments to the existing Lock-Box Agreements reasonably requested by the Administrator or any Purchaser Agent to evidence the transfer of administrative functions hereunder and thereunder from Wachovia Capital Markets, LLC to PNC Bank, National Association.
     (h) Favorable opinions (including any applicable bring-down opinions), in form and substance reasonably satisfactory to the Administrator and each Purchaser Agent, of (i) K&L Gates LLP, counsel for Seller, Servicer and the Originators, as to certain bankruptcy, UCC and/or general corporate and enforceability matters, (ii) Robinson & Cole LLP, special Connecticut counsel to Communications Supply Corporation, as to certain general corporate and enforceability matters and (iii) Friday Eldridge & Clark, LLP, special Arkansas counsel to Carlton-Bates Company, as to certain general corporate and enforceability matters, in each case as the Administrator or any Purchaser Agent may reasonably request.
     (i) [Reserved].
     (j) [Reserved].
     (k) Evidence of payment by the Seller of all accrued and unpaid fees (including those contemplated by each Purchaser Group Fee Letter), costs and expenses to the extent then due and payable on the date thereof, including any such costs, fees and expenses arising under or referenced in Section 6.4 of the Agreement and the Fee Letter.
     (l) Each applicable Purchaser Group Fee Letter and/or any amendments thereto or amendments and restatements thereof (received only by the related Purchaser Group Agent) duly executed by the Seller and the Servicer.
     (m) Good standing certificates with respect to each of the Seller, the Originators and the Servicer issued by the Secretary of State (or similar official) of the state of each such Person’s organization and principal place of business.
     (n) To the extent required by each Conduit Purchaser’s commercial paper program, letters from each of the rating agencies then rating the Notes confirming the rating of such Notes after giving effect to the transaction contemplated by the Agreement.
     (o) Such other approvals, opinions or documents as the Administrator or any Purchaser Agent may reasonably request.
     (p) Evidence in form and substance satisfactory to the Administrator and each Purchaser Agent that the aggregate outstanding Investment, Discount and all fees and other amounts payable to all applicable Purchasers in the Purchaser Group which includes General Electric Capital Corporation have been finally paid in full.
     2. Conditions Precedent to All Purchases and Reinvestments. Each Purchase (including the initial Purchase) and each reinvestment shall be subject to the further conditions precedent that:

     (a) in the case of each purchase, the Servicer shall have delivered to the Administrator and each Purchaser Agent on or before such purchase, in form and substance satisfactory to the Administrator and such Purchaser Agent, a completed pro forma Information Package to reflect the level of Investment with respect to each Purchaser Group and related reserves after such subsequent purchase; and
     (b) on the date of such purchase or reinvestment the following statements shall be true (and acceptance of the proceeds of such purchase or reinvestment shall be deemed a representation and warranty by the Seller that such statements are then true):
     (i) the representations and warranties contained in Exhibit III to the Agreement are true and correct in all material respects on and as of the date of such purchase or reinvestment as though made on and as of such date;
     (ii) no event has occurred and is continuing, or would result from such purchase or reinvestment, that constitutes a Termination Event or an Unmatured Termination Event; and
     (iii) the Aggregate Investment shall not exceed the Purchase Limit, and the Purchased Interest shall not exceed 100%.

EXHIBIT III
REPRESENTATIONS AND WARRANTIES
     1. Representations and Warranties of the Seller. The Seller represents and warrants as follows:
     (a) The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.
     (b) The execution, delivery and performance by the Seller of the Agreement and the other Transaction Documents to which it is a party, including its use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by the Seller.
     (c) No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for its due execution, delivery and performance by the Seller of the Agreement or any other Transaction Document to which it is a party, other than the Uniform Commercial Code filings referred to in Exhibit II to the Agreement, all of which shall have been filed on or before the date of the first purchase hereunder.
     (d) Each of the Agreement and the other Transaction Documents to which the Seller is a party constitutes its legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     (e) There is no pending or, to Seller’s best knowledge, threatened action or proceeding affecting Seller or any of its properties before any Governmental Authority or arbitrator.
     (f) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

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     (g) The Seller is the legal and beneficial owner of the Pool Receivables and Related Security, free and clear of any Adverse Claim. Upon each purchase or reinvestment, Administrator (for the benefit of each Purchaser) shall acquire a valid and enforceable perfected undivided percentage ownership or security interest, to the extent of the Purchased Interest, in each Pool Receivable then existing or thereafter arising and in the Related Security, Collections and other proceeds with respect thereto, free and clear of any Adverse Claim. The Agreement creates a security interest in favor of the Administrator (for the benefit of each Purchaser) in the Pool Assets, and the Administrator (for the benefit of each Purchaser) has a first priority perfected security interest in the Pool Assets, free and clear of any Adverse Claims. No effective financing statement or other instrument similar in effect covering any Pool Asset is on file in any recording office, except those filed in favor of the Seller pursuant to the Sale Agreement and the Administrator (for the benefit of each Purchaser) relating to the Agreement, or in respect of which the Administrator has received evidence satisfactory to the Administrator of acknowledgment copies, or time-stamped receipt copies, of proper financing statements releasing or terminating, as applicable, all security interests and other rights of any Person in such Pool Asset.
     (h) Each Information Package (if prepared by the Seller or one of its Affiliates, or to the extent that information contained therein is supplied by the Seller or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Seller to the Administrator or any Purchaser Agent in connection with the Agreement or any other Transaction Document to which it is a party is or will be complete and accurate in all material respects as of its date or as of the date so furnished, and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
     (i) The Seller’s (x) principal place of business and chief executive office and the office where it keeps its records concerning the Receivables and (y) “location” (as such term is used in the UCC), are, in each case, located at the addresses referred to in Sections 1(b) and 2(b) of Exhibit IV to the Agreement.
     (j) The names and addresses of all the Lock-Box Banks, together with the account numbers of the Lock-Box Accounts at such Lock-Box Banks, are specified in Schedule II to the Agreement (or at such other Lock-Box Banks and/or with such other Lock-Box Accounts as have been notified to the Administrator in accordance with the Agreement) and all Lock-Box Accounts are subject to Lock-Box Agreements (except as otherwise agreed to in writing by the Administrator). Seller has not granted to any Person, other than the Administrator as contemplated by the Agreement, dominion and control of any Lock-Box Account, or the right to take dominion and control of any such account at a future time or upon the occurrence of a future event.
     (k) The Seller is not in violation of any order of any court, arbitrator or Governmental Authority.
     (l) Neither the Seller nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.

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     (m) No proceeds of any purchase or reinvestment will be used for any purpose that violates any applicable law, rule or regulation, including Regulations T, U or X of the Federal Reserve Board.
     (n) Each Pool Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance is an Eligible Receivable.
     (o) No event has occurred and is continuing that constitutes a Termination Event or an Unmatured Termination Event and no event would result from a purchase in respect of, or reinvestment in respect of, the Purchased Interest or from the application of the proceeds therefrom that constitutes a Termination Event or an Unmatured Termination Event.
     (p) The Seller has accounted for each sale of undivided percentage ownership interests in Receivables in its books and financial statements as sales, consistent with generally accepted accounting principles.
     (q) The Seller has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.
     (r) The Seller has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it and all laws, rules, regulations and orders that are applicable to it.
     (s) The Seller’s complete corporate name is set forth in the preamble to the Agreement, and it does not use and has not during the last five years used any other corporate name, trade name, doing-business name or fictitious name, except as set forth on Schedule III to the Agreement and except for names first used after the date of the Agreement and set forth in a notice delivered to the Administrator pursuant to Section 1(k)(iv) of Exhibit IV to the Agreement.
     (t) The Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (u) [Reserved].
     (v) With respect to each Receivable transferred to the Seller under the Sale Agreement, Seller has given reasonably equivalent value to the Originator thereof in consideration therefor and such transfer was not made for or on account of an antecedent debt. No transfer by any Originator of any Receivable under the Sale Agreement is or may be voidable under any Section of the Bankruptcy Code.
     (w) Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting

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creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (x) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Seller which would have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.
     2. Representations and Warranties of WESCO (including in its capacity as the Servicer). WESCO, individually and in its capacity as the Servicer, represents and warrants as follows:
     (a) WESCO is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect.
     (b) The execution, delivery and performance by WESCO of the Agreement and the other Transaction Documents to which it is a party, including the Servicer’s use of the proceeds of purchases and reinvestments: (i) are within its corporate powers; (ii) have been duly authorized by all necessary corporate action; (iii) do not contravene or result in a default under or conflict with: (A) its charter or by-laws, (B) any law, rule or regulation applicable to it, (C) any indenture, loan agreement, mortgage, deed of trust or other material agreement or instrument to which it is a party or by which it is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or any of its property; and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties. The Agreement and the other Transaction Documents to which WESCO is a party have been duly executed and delivered by WESCO.
     (c) No authorization, approval or other action by, and no notice to or filing with any Governmental Authority or other Person, is required for the due execution, delivery and performance by WESCO of the Agreement or any other Transaction Document to which it is a party.
     (d) Each of the Agreement and the other Transaction Documents to which WESCO is a party constitutes the legal, valid and binding obligation of WESCO enforceable against WESCO in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
     (e) The balance sheets of Holdings and its consolidated Subsidiaries as at December 31, 2008, and the related statements of income and retained earnings for the fiscal year then ended, copies of which have been furnished to the Administrator and each Purchaser Agent, fairly present the financial condition of Holdings and its consolidated Subsidiaries as at such date and the results of the operations of Holdings and its Subsidiaries for the period ended on such

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date, all in accordance with generally accepted accounting principles consistently applied, and since December 31, 2008 there has been no event or circumstances which have had a Material Adverse Effect.
     (f) Except as disclosed in the most recent audited financial statements of Holdings and its consolidated Subsidiaries furnished to the Administrator and each Purchaser Agent, there is no pending or, to its best knowledge, threatened action or proceeding affecting it or any of its Subsidiaries before any Governmental Authority or arbitrator that could have a Material Adverse Effect.
     (g) No proceeds of any purchase or reinvestment will be used to acquire any equity security of a class that is registered pursuant to Section 12 of the Securities Exchange Act of 1934.
     (h) Each Information Package (if prepared by WESCO or one of its Affiliates, or to the extent that information contained therein is supplied by WESCO or an Affiliate), information, exhibit, financial statement, document, book, record or report furnished or to be furnished at any time by or on behalf of the Servicer to the Administrator, any Purchaser or any Purchaser Agent in connection with the Agreement is or will be complete and accurate in all material respects as of its date or as of the date so furnished and does not and will not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.
     (i) The office where WESCO keeps its records concerning the Receivables are located at the address referred to in Section 2(b) of Exhibit IV to the Agreement.
     (j) WESCO is not in violation of any order of any court, arbitrator or Governmental Authority, which could have a Material Adverse Effect.
     (k) Neither WESCO nor any of its Affiliates has any direct or indirect ownership or other financial interest in any Purchaser.
     (l) The Servicer has complied in all material respects with the Credit and Collection Policy of each Originator with regard to each Receivable originated by such Originator.
     (m) WESCO has complied in all material respects with all of the terms, covenants and agreements contained in the Agreement and the other Transaction Documents that are applicable to it.
     (n) WESCO is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     (o) [Reserved].
     (p) Since its most recent fiscal year end, there has been no change in the business, operations, financial condition, properties or assets of the Servicer which would have a Material Adverse Effect on its ability to perform its obligations under the Agreement or any other

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Transaction Document to which it is a party or materially and adversely affect the transactions contemplated under the Agreement or such other Transaction Documents.
     (q) No license or approval is required for the Administrator or any successor Servicer to use any program used by the Servicer in the servicing of the Receivables.
     3. Ordinary Course of Business. Each of the Seller and the Purchasers represents and warrants, as to itself, that each remittance of Collections by or on behalf of the Seller to the Purchasers under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and the Purchasers and (ii) made in the ordinary course of business or financial affairs of the Seller and the Purchasers.

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EXHIBIT IV
COVENANTS
     1. Covenants of the Seller. Until the latest of the Facility Termination Date, the date on which no Investment of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to any Purchaser, Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:
     (a) Compliance with Laws, Etc. The Seller shall comply with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such rights, franchises, qualifications and privileges would not have a Material Adverse Effect.
     (b) Offices, Records and Books of Account, Etc. The Seller: (i) shall keep its principal place of business, chief executive office and “location” (as such term is used in the UCC) and the office where it keeps its records concerning the Receivables at the addresses and locations of the Seller set forth under its name on Schedule IV to the Agreement or, pursuant to clause (k)(iv) below, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (for the benefit of the Purchasers) in the Receivables and related items (including the Pool Assets) have been taken and completed and (ii) shall provide the Administrator with at least 30 days’ written notice before making any change in the Seller’s name or making any other change in the Seller’s identity or corporate structure (including a Change in Control) that could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term (or similar term) is used in the UCC; each notice to the Administrator pursuant to this sentence shall set forth the applicable change and the effective date thereof. The Seller also will maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable). The Seller will (and will cause each Originator to) on or prior to the date of the Agreement, mark its master data processing records and other books and records relating to the Purchased Interest (and at all times thereafter (until the latest of the Facility Termination Date or the date all other amounts owed by the Seller under the Agreement shall be paid in full) continue to maintain such records) with a legend, acceptable to the Administrator, describing the Purchased Interest.
     (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Seller shall (and shall cause the Servicer to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the applicable Credit and Collection Policies with regard to each Receivable and the related Contract.
     (d) Ownership Interest, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable undivided percentage ownership or security interest, to the extent of the Purchased Interest, in the Pool Receivables, the Related Security and Collections with respect thereto, and a first priority perfected security interest in the Pool Assets, in each case free and clear of any Adverse Claim, in favor of the Administrator (for the benefit of the Purchasers), including taking such action to perfect, protect or more fully evidence the interest of the Administrator (for the benefit of the Purchasers) as the Administrator, may reasonably request.
     (e) Sales, Liens, Etc. The Seller shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any or all of its right, title or interest in, to or under any Pool Assets (including the Seller’s undivided interest in any Receivable, Related Security or Collections, or upon or with respect to any account to which any Collections of any Receivables are sent), or assign any right to receive income in respect of any items contemplated by this paragraph.
     (f) Extension or Amendment of Receivables. Except as provided in the Agreement, the Seller shall not, and shall not permit the Servicer to, extend the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.
     (g) Change in Business or Credit and Collection Policy. The Seller shall not make (or permit any Originator to make) any change in the character of its business or in any Credit and Collection Policy, or any change in any Credit and Collection Policy that would have a Material Adverse Effect with respect to the Receivables. The Seller shall not make (or permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.
     (h) Audits. The Seller shall (and shall cause each Originator to), from time to time during regular business hours, but no more frequently than annually unless (w) a Termination Event or Unmatured Termination Event has occurred and is continuing, (x) WESCO or Holdings ceases to have a rating of at least “B-” by Standard and Poor’s on its respective corporate credit rating, (y) Holdings’ Available Liquidity fails to exceed $100,000,000 or (z) in the opinion of the Administrator (with the consent or at the direction of any of the Purchasers) reasonable grounds for insecurity exist with respect to the collectibility of a material portion of the Pool Receivables or with respect to the Seller’s performance or ability to perform in any material respect its obligations under the Agreement, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, permit the Administrator, or its agents or representatives, at the Seller’s expense: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in the possession or under the control of the Seller (or any such Originator) relating to Receivables and the Related Security, including the related Contracts, and (ii) to visit the offices and properties of the Seller and the Originators for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or the Seller’s,

WESCO’s or the Originators’ performance under the Transaction Documents or under the Contracts with any of the officers, employees, agents or contractors of the Seller, WESCO or the Originators having knowledge of such matters.
     (i) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Seller shall not, and shall not permit the Servicer or any Originator to, add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Seller, the Originators, the Servicer or any Lock-Box Account (or related post office box), unless the Administrator shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.
     (j) Deposits to Lock-Box Accounts. The Seller shall (or shall cause the Servicer to): (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis), and (ii) deposit, or cause to be deposited, any Collections received by it, the Servicer or any Originator into Lock-Box Accounts not later than one Business Day after receipt thereof. Except as otherwise agreed to in writing by the Administrator and the Majority Purchasers, each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Seller will not (and will not permit the Servicer to) deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.
     (k) Reporting Requirements. The Seller will provide to the Administrator (in multiple copies, if requested by the Administrator) and each Purchaser Agent the following:
     (i) as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, a copy of the annual report for such year for the Seller, containing unaudited financial statements for such year certified as to accuracy by the chief financial officer or treasurer of the Seller;
     (ii) as soon as possible and in any event within five days after the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of the Seller setting forth details of such Termination Event or Unmatured Termination Event and the action that the Seller has taken and proposes to take with respect thereto;
     (iii) promptly after the filing or receiving thereof, copies of all reports and notices that the Seller or any Affiliate files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any Affiliate receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any of its Affiliates is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on the Seller and/or any such Affiliate;
     (iv) at least thirty days before any change in the Seller’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;
     (v) promptly after the Seller obtains knowledge thereof, notice of any: (A) material litigation, investigation or proceeding that may exist at any time between the Seller and any Person or (B) material litigation or proceeding relating to any Transaction Document;
     (vi) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of the Seller, the Servicer or any Originator; and
     (vii) such other information respecting the Receivables or the condition or operations, financial or otherwise, of the Seller or any of its Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request.
     (l) Certain Agreements. Without the prior written consent of the Administrator and the Majority Purchasers, the Seller will not (and will not permit any Originator to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of Seller’s certificate of incorporation or by-laws.
     (m) Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any shares of its capital stock, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).
     (ii) Subject to the limitation set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) of the Company Note in accordance with its terms, and (B) the Seller may declare and pay dividends.
     (iii) The Seller may make Restricted Payments only out of the funds it receives pursuant to Sections 1.4(b)(ii) and (iv) of the Agreement. Furthermore, the Seller shall not pay, make or declare: (A) any dividend if, after giving effect thereto, the Seller’s tangible net worth would be less than $50,000,000 or (B) any Restricted Payment (including any dividend) if, after giving effect thereto, any Termination Event or Unmatured Termination Event shall have occurred and be continuing.
     (n) Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents; (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or the Company Note; or (iii) form any

Subsidiary or make any investments in any other Person; provided, however, that the Seller shall be permitted to incur minimal obligations to the extent necessary for the day-to-day operations of the Seller (such as expenses for stationery, audits, maintenance of legal status, etc.).
     (o) Use of Seller’s Share of Collections. The Seller shall apply the Seller’s Share of Collections to make payments in the following order of priority: (i) the payment of its expenses (including all obligations payable to the Purchaser Groups and the Administrator under the Agreement and under each Purchaser Group Fee Letter); (ii) the payment of accrued and unpaid interest on the Company Note; and (iii) other legal and valid corporate purposes.
     (p) Tangible Net Worth. The Seller will not permit its tangible net worth, at any time, to be less than $50,000,000.
     (q) Exclusion of Credit Memos. As soon as possible, the Seller shall (and shall cause each Originator and the Servicer to) remove credit memos from any aging schedules contained in or used to calculate the information set forth in each Information Package delivered pursuant to Section 2(i)(iii) of Exhibit IV to the Agreement.
     (r) Calculation of the Purchased Interest. The Seller shall calculate the Purchased Interest on a daily basis and, if requested, provide the results of such calculation to the Administrator, any Purchaser Agent, Moody’s or Standard & Poor’s, as applicable.
     2. Covenants of the Servicer and WESCO. Until the latest of the Facility Termination Date, the date on which no Investment of or Discount in respect of the Purchased Interest shall be outstanding or the date all other amounts owed by the Seller under the Agreement to the Purchaser Agents, the Purchasers, the Administrator and any other Indemnified Party or Affected Person shall be paid in full:
     (a) Compliance with Laws, Etc. The Servicer and, to the extent that it ceases to be the Servicer, WESCO shall comply (and shall cause each Originator to comply) in all material respects with all applicable laws, rules, regulations and orders, and preserve and maintain its corporate existence, rights, franchises, qualifications and privileges, except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not have a Material Adverse Effect.
     (b) Offices, Records and Books of Account, Etc. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall keep (and shall cause each Originator to keep) its principal place of business, chief executive office and “location” (as such term is used in the applicable UCC) and the office where it keeps its records concerning the Receivables at the addresses of the Servicer set forth under its name on Schedule IV to the Agreement or, upon at least 30 days’ prior written notice of a proposed change to the Administrator, at any other locations in jurisdictions where all actions reasonably requested by the Administrator to protect and perfect the interest of the Administrator (for the benefit of each Purchaser) in the Receivables and related items (including the Pool Assets) have been taken and completed. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, also will (and will cause each Originator to) maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each Receivable and all Collections of and adjustments to each existing Receivable).
     (c) Performance and Compliance with Contracts and Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall (and shall cause Originator to), at its expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and timely and fully comply in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract.
     (d) Extension or Amendment of Receivables. Except as provided in the Agreement, the Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall not extend (and shall not permit any Originator to extend), the maturity or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any related Contract.
     (e) Change in Business or Credit and Collection Policy. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall not make (and shall not permit any Originator to make) any change in the character of its business or in any Credit and Collection Policy that would have a Material Adverse Effect. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall not make (and shall not permit any Originator to make) any other change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and each Purchaser Agent.
     (f) Audits. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall (and shall cause each Originator to), from time to time during regular business hours, but no more frequently than annually unless (w) a Termination Event or Unmatured Termination Event has occurred and is continuing, (x) WESCO or Holdings ceases to have a rating of at least “B-” by Standard and Poor’s on its respective corporate credit rating, (y) Holdings’ Available Liquidity fails to exceed $100,000,000 or (z) in the opinion of the Administrator (with the consent or at the direction of any of the Purchasers) reasonable grounds for insecurity exist with respect to the collectibility of a material portion of the Pool Receivables or with respect to the Servicer’s performance or ability to perform in any material respect its obligations under the Agreement, as reasonably requested in advance (unless a Termination Event or Unmatured Termination Event exists) by the Administrator, permit the Administrator, or its agents or representatives, at the Servicer’s expense: (i) to examine and make copies of and abstracts from all books, records and documents (including computer tapes and disks) in its possession or under its control relating to Receivables and the Related Security, including the related Contracts; and (ii) to visit its offices and properties for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Receivables and the Related Security or its performance hereunder or under the Contracts with any of its officers, employees, agents or contractors having knowledge of such matters.

     (g) Change in Lock-Box Banks, Lock-Box Accounts and Payment Instructions to Obligors. The Servicer and, to the extent that it ceases to be the Servicer, WESCO, shall not (and shall not permit any Originator to) add or terminate any bank as a Lock-Box Bank or any account as a Lock-Box Account from those listed in Schedule II to the Agreement, or make any change in its instructions to Obligors regarding payments to be made to the Servicer or any Lock-Box Account (or related post office box), unless the Administrator and the Majority Purchasers shall have consented thereto in writing and the Administrator shall have received copies of all agreements and documents (including Lock-Box Agreements) that it may request in connection therewith.
     (h) Deposits to Lock-Box Accounts. The Servicer shall: (i) instruct all Obligors to make payments of all Receivables to one or more Lock-Box Accounts or to post office boxes to which only Lock-Box Banks have access (and shall instruct the Lock-Box Banks to cause all items and amounts relating to such Receivables received in such post office boxes to be removed and deposited into a Lock-Box Account on a daily basis); and (ii) deposit, or cause to be deposited, any Collections received by it into Lock-Box Accounts not later than one Business Day after receipt thereof. Except as otherwise agreed to in writing by the Administrator and the Majority Purchasers, each Lock-Box Account shall at all times be subject to a Lock-Box Agreement. The Servicer will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account cash or cash proceeds other than Collections.
     (i) Reporting Requirements. WESCO shall provide to the Administrator (in multiple copies, if requested by the Administrator) and each Purchaser Agent the following:
     (i) as soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of Holdings, balance sheets of Holdings and its consolidated Subsidiaries as of the end of such quarter and statements of income, retained earnings and cash flow of Holdings and its consolidated Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of such Person;
     (ii) as soon as available and in any event within 90 days after the end of each fiscal year of Holdings, a copy of the annual report for such year for Holdings and its consolidated Subsidiaries, containing financial statements for such year audited by independent certified public accountants of nationally recognized standing;
     (iii) as to the Servicer only, as soon as available and in any event not later than 2 days prior to the Settlement Date in such month, an Information Package for such period, including a calculation (with reasonable detail with respect to such calculation) of Available Liquidity as of the last day of the preceding calendar month; provided, however that if (x) WESCO or Holdings shall cease to have a rating of at least “B-” by Standard & Poor’s on its respective corporate credit rating or (y) Holdings’ Available Liquidity fails to exceed $100,000,000, the Servicer shall provide (i) if requested by the Administrator or any Purchaser Agent, in each case in such Person’s sole discretion, an Information Package on the first Business Day of each calendar week and (ii) such information as shall be requested by the Administrator in its sole discretion regarding Collections to the Administrator on a daily basis;
     (iv) as soon as possible and in any event within five days after becoming aware of the occurrence of each Termination Event or Unmatured Termination Event, a statement of the chief financial officer of WESCO setting forth details of such Termination Event or Unmatured Termination Event and the action that such Person has taken and proposes to take with respect thereto;
     (v) promptly after the sending or filing thereof, copies of all reports that WESCO or Holdings sends to any of their respective security holders, and copies of all reports and registration statements that WESCO, Holdings or any of their respective Subsidiaries files with the Securities and Exchange Commission or any national securities exchange; provided, that any filings with the Securities and Exchange Commission that have been granted “confidential” treatment shall be provided promptly after such filings have become publicly available;
     (vi) promptly after the filing or receiving thereof, copies of all reports and notices that WESCO, Holdings or any of their respective Affiliates files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that such Person or any of its Affiliates receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which such Person or any of its Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition that could, in the aggregate, result in the imposition of liability on WESCO, Holdings and/or any such Affiliate;
     (vii) at least thirty days before any change in WESCO’s, Holdings’ or any Originator’s name or any other change requiring the amendment of UCC financing statements, a notice setting forth such changes and the effective date thereof;
     (viii) promptly after WESCO or Holdings obtains knowledge thereof, notice of any: (A) litigation, investigation or proceeding that may exist at any time between WESCO, Holdings or any of their respective Subsidiaries and any Governmental Authority that, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect; (B) litigation or proceeding adversely affecting such Person or any of its Subsidiaries in which the amount involved is $2,500,000 or more and not covered by insurance or in which injunctive or similar relief is sought; or (C) litigation or proceeding relating to any Transaction Document;
     (ix) promptly after the occurrence thereof, notice of a material adverse change in the business, operations, property or financial or other condition of WESCO, Holdings or any of their respective Subsidiaries;
     (x) promptly after the occurrence thereof, notice of any downgrade of WESCO or Holdings;

     (xi) such other information respecting the Receivables or the condition or operations, financial or otherwise, of WESCO, Holdings or any of their respective Affiliates as the Administrator or any Purchaser Agent may from time to time reasonably request;
     (xii) promptly after the occurrence thereof, notice of any material acquisition or investment by WESCO or Holdings of or in any Person, business or operation;
     (xiii) on or before 30 days prior to each anniversary of the Closing Date, the Servicer shall, at its own expense, cause an independent auditor acceptable to the Administrator and each Purchaser Agent to furnish to WESCO, the Administrator and each Purchaser Agent, (A) a report in a format acceptable to each Purchaser Agent, to the effect that they have (1) reviewed and audited WESCO’s and Holdings’ books, records and servicing procedures, (2) performed testing of a statistically significant sample of Receivables and each Information Package generated during such fiscal year then ended, and describing the results of such review and testing, and (3) during such review and testing, not discovered any deviations (other than those described in the report) from the Credit and Collection Policy, and (B) a report in a format acceptable to each Purchaser Agent to the effect that they have applied certain procedures agreed upon with the Servicer, the Administrator and each Purchaser Agent and examined certain documents and records relating to the servicing of Receivables under this Agreement, and that, based upon such agreed upon procedures, nothing has come to the attention of such auditors that caused them to believe such servicing (including without limitation, the allocation of Collections) has not been conducted in compliance with the terms and conditions set forth herein, except for such exceptions as they believe to be immaterial and such other exceptions as shall be set forth in such statement. In addition, each report shall set forth the agreed upon procedures performed (it being understood and agreed that in any year, a field audit performed by the Administrator or its agents or representatives pursuant to Section 2(f) of this Exhibit IV may, with the prior consent of the Administrator and the Majority Purchasers, satisfy the requirements of this clause (xiii)); and
     (xiv) as soon as available each month and in any event not later than 30 days after the end of such month (other than months which are the last month of a calendar quarter) and within 45 days of the end of each calendar quarter, management prepared unaudited financial statements of Holdings and its consolidated Subsidiaries.
     3. Separate Existence. Each of the Seller and WESCO hereby acknowledges that the Purchasers, the Purchaser Agents, the Administrator and the Liquidity Providers are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from WESCO and its Affiliates. Therefore, from and after the date hereof, each of the Seller and WESCO shall take all steps specifically required by the Agreement or reasonably required by the Administrator to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of WESCO and any other Person, and is not a division of WESCO, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and WESCO shall take such actions as shall be required in order that:

     (a) The Seller will be a limited purpose corporation whose primary activities are restricted in its certificate of incorporation to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests or selling interests in Pool Assets, (ii) entering into agreements for the selling and servicing of the Receivables Pool, and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities;
     (b) The Seller shall not engage in any business or activity, or incur any indebtedness or liability, other than as expressly permitted by the Transaction Documents;
     (c) Not less than one member of the Seller’s Board of Directors (the “Independent Director”) shall be an individual who is not a direct, indirect or beneficial stockholder, officer, director, employee, affiliate, associate or supplier of WESCO or any of its Affiliates. The certificate of incorporation of the Seller shall provide that: (i) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing before the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;
     (d) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller, WESCO or any Affiliate thereof;
     (e) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which servicer will be fully compensated for its services by payment of the Servicing Fee, and a manager, which manager will be fully compensated from the Seller’s funds;
     (f) The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Servicer the Servicing Fee pursuant to the Agreement. The Seller will not incur any material indirect or overhead expenses for items shared with WESCO (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee or the manager’s fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered; it being understood that WESCO shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including legal, agency and other fees;
     (g) The Seller’s operating expenses will not be paid by WESCO or any other Affiliate thereof;

     (h) All of the Seller’s business correspondence and other communications shall be conducted in the Seller’s own name and on its own separate stationery;
     (i) The Seller’s books and records will be maintained separately from those of WESCO and any other Affiliate thereof;
     (j) All financial statements of WESCO or any Affiliate thereof that are consolidated to include Seller will contain detailed notes clearly stating that: (i) a special purpose corporation exists as a Subsidiary of WESCO, and (ii) the Originators have sold receivables and other related assets to such special purpose Subsidiary that, in turn, has sold undivided interests therein to certain financial institutions and other entities;
     (k) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of WESCO or any Affiliate thereof;
     (l) The Seller will strictly observe corporate formalities in its dealings with WESCO or any Affiliate thereof, and funds or other assets of the Seller will not be commingled with those of WESCO or any Affiliate thereof except as permitted by the Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which WESCO or any Affiliate thereof (other than WESCO in its capacity as the Servicer) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of WESCO or any Subsidiary or other Affiliate of WESCO. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate;
     (m) The Seller will maintain arm’s-length relationships with WESCO (and any Affiliate thereof). Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller nor WESCO will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller and WESCO will immediately correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity; and
     (n) WESCO shall not pay the salaries of Seller’s employees, if any.

EXHIBIT V
TERMINATION EVENTS
     Each of the following shall be a “Termination Event”:
     (a) (i) the Seller, WESCO, any Originator or the Servicer shall fail to perform or observe any term, covenant or agreement under the Agreement or any other Transaction Document and, except as otherwise provided herein, such failure shall continue for 5 days after knowledge or notice thereof, (ii) the Seller or the Servicer shall fail to make when due any payment or deposit to be made by it under the Agreement and such failure shall continue unremedied for one Business Day or (iii) WESCO shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrator and the Majority Purchasers shall have been appointed;
     (b) WESCO (or any Affiliate thereof) shall fail to transfer to any successor Servicer when required any rights pursuant to the Agreement that WESCO (or such Affiliate) then has as Servicer;
     (c) any representation or warranty made or deemed made by the Seller, WESCO or any Originator (or any of their respective officers) under or in connection with the Agreement or any other Transaction Document, or any information or report delivered by the Seller, WESCO or any Originator or the Servicer pursuant to the Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered, and shall remain incorrect or untrue for 5 days after notice to the Seller or the Servicer of such inaccuracy;
     (d) the Seller or the Servicer shall fail to deliver the Information Package pursuant to the Agreement, and such failure shall remain unremedied for two days;
     (e) the Agreement or any purchase or reinvestment pursuant to the Agreement shall for any reason: (i) cease to create, or the Purchased Interest shall for any reason cease to be, a valid and enforceable perfected undivided percentage ownership or security interest to the extent of the Purchased Interest in each Pool Receivable, the Related Security and Collections with respect thereto, free and clear of any Adverse Claim, or (ii) cease to create with respect to the Pool Assets, or the interest of the Administrator (for the benefit of the Purchasers) with respect to such Pool Assets shall cease to be, a valid and enforceable first priority perfected security interest, free and clear of any Adverse Claim;
     (f) the Seller, WESCO, Holdings or any Originator shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Seller, WESCO, Holdings or any Originator seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Seller, WESCO, Holdings or any Originator shall take any corporate action to authorize any of the actions set forth above in this paragraph;
     (g) (i) the average for three most recently ended consecutive calendar months of: (A) the Default Ratio shall exceed 3.25%, (B) the Delinquency Ratio shall exceed 4.00% or (C) the Dilution Ratio shall exceed (x) until June 30, 2009, 8.0%, and (y) thereafter, 7.50% or (ii) (A) the Default Ratio shall exceed 4.00%, (B) the Delinquency Ratio shall exceed 5.00% or (C) the Days’ Sales Outstanding shall exceed 62 days;
     (h) a Change in Control shall occur;
     (i) at any time (i) the sum of (A) the Aggregate Investment plus (B) the Total Reserves, exceeds (ii) the sum of (A) the Net Receivables Pool Balance at such time plus (B) the Purchasers’ share of the amount of Collections then on deposit in the Lock-Box Accounts (other than amounts set aside therein representing Discount and Fees), and such circumstance shall not have been cured within two Business Days;
     (j) (i) WESCO, Holdings or any of their respective Subsidiaries shall fail to pay any principal of or premium or interest on any of its Debt that is outstanding in a principal amount of at least $20,000,000 in the aggregate when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (and shall have not been waived); or (ii) any other event shall occur or condition shall exist under any agreement, mortgage, indenture or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement, mortgage, indenture or instrument (and shall have not been waived), if, in either case: (a) the effect of such non-payment, event or condition is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt, or (b) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made, in each case before the stated maturity thereof;
     (k) either: (i) a contribution failure shall occur with respect to any Benefit Plan sufficient to give rise to a lien under Section 302(f) of ERISA, (ii) the Internal Revenue Service shall file a notice of lien asserting (1) a claim or claims pursuant to the Internal Revenue Code with regard to any of the assets of Seller or (2) a claim or claims of $250,000 or more in the aggregate pursuant to the Internal Revenue Code with regard to any of the assets of any Originator, WESCO, Holdings or any ERISA Affiliate, and in each case such lien shall have been filed and not released within 10 days, or (iii) the Pension Benefit Guaranty Corporation shall, or shall indicate its intention in writing to the Seller, any Originator, WESCO, Holdings or any ERISA Affiliate to, either file a notice of lien asserting a claim pursuant to ERISA with regard to any assets of the Seller, any Originator, WESCO, Holdings or any ERISA Affiliate or

terminate any Benefit Plan that has unfunded benefit liabilities, or any steps shall have been taken to terminate any Benefit Plan subject to Title IV of ERISA so as to result in any liability in excess of $1,000,000 and such lien shall have been filed and not released within 10 days;
     (l) (i) one or more final judgments for the payment of money shall be entered against the Seller or (ii) one or more final judgments for the payment of money in an amount in excess of $20,000,000, individually or in the aggregate, shall be entered against the Servicer on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for sixty (60) consecutive days without a stay of execution;
     (m) the “Purchase and Sale Termination Date” under and as defined in the Sale Agreement shall occur under the Sale Agreement or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to the Seller under the Sale Agreement;
     (n) as of the end of any Fiscal Quarter, for the 12-month period then ended, the Fixed Charge Coverage Ratio with respect to Holdings and its Subsidiaries on a consolidated basis, shall be less than 1.1 to 1. For purposes of this clause (n), terms used herein shall have the respective meaning assigned to such terms as set forth on Schedule V hereto, including all defined terms used within such terms; or
     (o) either (i) a “Change of Control” (as defined in the Credit Agreement (as defined in Schedule V attached hereto)) occurs with respect to Holdings or (ii) Holdings breaches or defaults in respect of its negative covenant set for in Section 6.20(a) of the Credit Agreement (as defined in Schedule V attached hereto), in each case, subject to any applicable grace periods set forth in the Credit Agreement (as defined in Schedule V attached hereto) with respect thereto (but regardless of whether or not any such events or conditions are waived or modified). For the avoidance of doubt, each reference to any definition, section or provision in the Credit Agreement (as defined in Schedule V attached hereto), shall be a reference thereto as in effect on the Closing Date of this Agreement, regardless of (i) whether or not the Credit Agreement (as defined in Schedule V attached hereto) or such provision is subsequently waived, amended, amended and restated, or otherwise modified or (ii) whether or not the Credit Agreement (as defined in Schedule V attached hereto) is substituted, replaced, terminated or any of the provisions therein are or become unenforceable in whole or in part as against any party thereto.

SCHEDULE I
CREDIT AND COLLECTION POLICY
On File With:
WESCO Receivables Corp.
225 West Station Square Drive, Suite 700
Pittsburgh, PA 15219
Attn: Vice President and Treasurer
Telephone: (412) 454-4220
Facsimile: (412) 454-2515

SCHEDULE II
LOCK-BOX BANKS AND LOCK-BOX ACCOUNTS

SCHEDULE III
TRADE NAMES
[None.]

SCHEDULE IV
NOTICE INFORMATION
WESCO RECEIVABLES CORP.,
as Seller
Address:
225 West Station Square Drive
Suite 700
Pittsburgh, PA 15219
Attention: Vice President and Treasurer
Telephone: (412) 454-4220
Facsimile: (412) 454-2595
WESCO DISTRIBUTION, INC.,
as Servicer
Address:
225 West Station Square Drive
Suite 700
Pittsburgh, PA 15219
Attention: Vice President and Treasurer
Telephone: (412) 454-4220
Facsimile: (412) 454-2595
PNC BANK, NATIONAL ASSOCIATION,
as Administrator
PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: William Falcon
Telephone No.: (412) 762-5442
Facsimile No.: (412) 762-9184
MARKET STREET FUNDING LLC,
as a Conduit Purchaser
Address:
Market Street Funding LLC
c/o AMACAR Group, L.L.C.

Schedule IV-1

6525 Morrison Blvd., Suite 318
Charlotte, North Carolina 28211
Attention: Douglas K. Johnson
Telephone No.: (704) 365-0569
Facsimile No.: (704) 365-1362
With a copy to:
PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: William Falcon
Telephone No.: (412) 762-5442
Facsimile No.: (412) 762-9184
PNC BANK, NATIONAL ASSOCIATION,
as Purchaser Agent for Market Street Funding LLC
PNC Bank, National Association
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: William Falcon
Telephone No.: (412) 762-5442
Facsimile No.: (412) 762-9184
PNC BANK, NATIONAL ASSOCIATION,
as a Related Committed Purchaser for Market Street
Funding LLC
Address:
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania 15222-2707
Attention: William Falcon
Telephone No: (412) 762-5442
Facsimile No.: (412) 762-9184

Schedule IV-2

WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Conduit Purchaser
Address:
191 Peachtree Street, 22nd Floor
GA-8047
Atlanta, Georgia 30303
Attention: Michael Landry
Telephone No.: (404) 214-6388
Facsimile No.: (404) 214-5481
WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Related Committed Purchaser for Wachovia Bank, National Association
Address:
191 Peachtree Street, 22nd Floor
GA-8047
Atlanta, Georgia 30303
Attention: Michael Landry
Telephone No.: (404) 214-6388
Facsimile No.: (404) 214-5481
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Purchaser Agent for Wachovia Bank, National Association
Address:
191 Peachtree Street, 22nd Floor
GA-8047
Atlanta, Georgia 30303
Attention: Michael Landry
Telephone No.: (404) 214-6388
Facsimile No.: (404) 214-5481
FIFTH THIRD BANK,
as a Conduit Purchaser
Address:
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Andrew Jones
Telephone No.: (513) 534-0836
Facsimile No.: (513) 534-0319

Schedule IV-3

FIFTH THIRD BANK,
as a Related Committed Purchaser for Fifth Third Bank
Address:
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Robert Finley
Telephone No.: (513) 534-4870
Facsimile No.: (513) 579-4270
FIFTH THIRD BANK,
as Purchaser Agent for Fifth Third Bank
Address:
38 Fountain Square Plaza
Cincinnati, Ohio 45263
Attention: Charissa Toole
Telephone No.: (513) 534-3799
Facsimile No.: (513) 534-0319
U.S. BANK NATIONAL ASSOCIATION,
as a Conduit Purchaser
Address:
425 Walnut Street
CN-OH-W14S
Cincinnati, OH 45202
Attention: Matthew Kasper
Telephone No.: (513) 632-4226
Facsimile No.: (513) 632-2030
U.S. BANK NATIONAL ASSOCIATION,
as a Related Committed Purchaser for U.S. Bank National Association
Address:
425 Walnut Street
CN-OH-W14S
Cincinnati, OH 45202
Attention: Matthew Kasper
Telephone No.: (513) 632-4226
Facsimile No.: (513) 632-2030

Schedule IV-4

U.S. BANK NATIONAL ASSOCIATION,
as Purchaser Agent for U.S. Bank National Association
Address:
425 Walnut Street
CN-OH-W14S
Cincinnati, OH 45202
Attention: Matthew Kasper
Telephone No.: (513) 632-4226
Facsimile No.: (513) 632-2030
THE PRIVATEBANK AND TRUST COMPANY,
as a Conduit Purchaser
Address:
3423 Piedmont Road
Suite 300
Atlanta, GA  30305
Attention: Zennie W. Lynch
Telephone No.: (404) 926-2449
Facsimile No.: (404) 926-2444
THE PRIVATEBANK AND TRUST COMPANY,
as a Related Committed Purchaser for The PrivateBank and Trust Company
Address:
3423 Piedmont Road
Suite 300
Atlanta, GA  30305
Attention: Zennie W. Lynch
Telephone No.: (404) 926-2449
Facsimile No.: (404) 926-2444
THE PRIVATEBANK AND TRUST COMPANY,
as Purchaser Agent for The PrivateBank and Trust Company
Address:
3423 Piedmont Road
Suite 300
Atlanta, GA  30305
Attention: Zennie W. Lynch
Telephone No.: (404) 926-2449

Schedule IV-5

Facsimile No.: (404) 926-2444
THE HUNTINGTON NATIONAL BANK,
as a Conduit Purchaser
Address:
41 S. High Street
Columbus, OH 43287
Attention: Jeff Blendick
Telephone No.: (614) 480-4639
Facsimile No.: (877) 274-8593
THE HUNTINGTON NATIONAL BANK,
as a Related Committed Purchaser for The Huntington National Bank
Address:
41 S. High Street
Columbus, OH 43287
Attention: Jeff Blendick
Telephone No.: (614) 480-4639
Facsimile No.: (877) 274-8593
THE HUNTINGTON NATIONAL BANK,
as Purchaser Agent for The Huntington National Bank
Address:
41 S. High Street
Columbus, OH 43287
Attention: Jeff Blendick
Telephone No.: (614) 480-4639
Facsimile No.: (877) 274-8593
HERNING ENTERPRISES, INC.,
as Originator solely in recognition of Section 6.17
Address:
225 West Station Square Drive
Suite 700
Pittsburgh, PA 15219
Attention: Vice President and Treasurer
Telephone: (412) 454-4220
Facsimile: (412) 454-2595

Schedule IV-6

SCHEDULE V
FIXED CHARGE COVERAGE RATIO DEFINITIONS
     “Advance” means any Revolving Credit Advance or Swing Line Advance, as the context may require.
     “Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude each Agent and each Lender.
     “Agent” means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7 of the Credit Agreement.
     “Agents” means Agent and the Canadian Agent.
     “Applicable Agent” means (a) with respect to matters relating solely to the Canadian Obligations, Canadian Agent and (b) with respect to all other matters, Agent.
     “Assignment Agreement” means an agreement substantially in the form attached to the Credit Agreement as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent.
     “BA Period” means, with respect to any BA Rate Loan, each period commencing on a Business Day selected by Borrower Representative pursuant to the Credit Agreement and ending thirty (30), sixty (60) or ninety (90) days thereafter, as selected by Borrower Representative’s irrevocable notice to Agent as set forth in Section 1.5(e) of the Credit Agreement; provided, that the foregoing provision relating to BA Periods is subject to the following:
          (a) if any BA Period would otherwise end on a day that is not a Business Day, such BA Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such BA Period into another calendar month in which event such BA Period shall end on the immediately preceding Business Day;
          (b) any BA Period that would otherwise extend beyond the Commitment Termination Date shall end two (2) Business Days prior to such date;

Schedule V-1

          (c) any BA Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such BA Period) shall end on the last Business Day of a calendar month;
          (d) Borrower Representative shall select BA Periods so as not to require a payment or prepayment of any BA Rate Loan during a BA Period for such Loan; and
          (e) Borrower Representative shall select BA Periods so that there shall be no more than 10 separate BA Rate Loans and LIBOR Loans, collectively, in existence at any one time.
     “BA Rate” means, at any time, the annual rate of interest which is the average of the customary “BA thirty (30) to ninety (90) days” rates applicable to Canadian Dollar bankers’ acceptances displayed and identified as such on the “Telerate Page 3197” at approximately 11:00 a.m., (Toronto time), on the then most recent Determination Date (as defined below) or, if such display or service ceases to exist, any other similar display and service designated by Canadian Agent in existence at the relevant time (as adjusted by Canadian Agent after such time to reflect any error in a posted rate or in the posted average rate of interest); provided, however, if no such rates are then provided by Dow Jones Telerate Service or a similar service designated by Canadian Agent, then the BA Rate at the relevant time shall be GE Capital Canada’s cost of funds at such time for loans of a similar amount and term, as certified by GE Capital Canada, whose certification thereof shall be binding and conclusive for all purposes hereof. The BA Rate shall be fixed based upon the BA Rate in effect on the first day of the interest period of the applicable loan (the “Determination Date”).
     “BA Rate Loans” means at any time that portion of the Loans bearing interest at rates determined solely by reference to a BA Rate, such Loans being available only to Canadian Borrowers in Canadian Dollars.
     “Borrower” means the US Borrowers and Canadian Borrowers.
     “Borrower Representative” means WESCO Distribution in its capacity as Borrower Representative pursuant to the provision of Section 1.1(c) of the Credit Agreement.
     “Borrowers Pledge Agreement” means the Second Amended and Restated Pledge Agreements dated as of the Credit Agreement Closing Date, each executed by the applicable Borrower in favor of the applicable Agent and each pledging all Stock of their respective Subsidiaries, if any, and all Intercompany Notes owing to or held by each of them.
     “Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or in the Province of Ontario Canada and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.
     “Canadian Agent” means GE Capital Canada, in its capacity as Canadian agent, and its successors and assigns.
     “Canadian Borrowers” means WESCO DC LP and any other Canadian Borrowers from time to time party to the Credit Agreement.

Schedule V-2

     “Canadian Credit Party” means any Credit Party organized or existing pursuant to the laws of Canada or any province or territory thereof.
     “Canadian Dollars” means lawful currency of Canada.
     “Canadian Facilities” means the Canadian Revolving Loans, the Canadian Revolving Loan Commitment, the Canadian Swing Line Advances and the Canadian Letter of Credit Obligations.
     “Canadian Lenders” means GE Capital Canada, each other Person, if any, named on the signature page of this Credit Agreement as a Canadian Lender (each of which shall be a Person allowed to extend credit in Canadian Dollars to the Canadian Borrowers in Canada without withholding tax liability), and, if any such Lender shall decide to assign all or any portion of the Canadian Obligations, such term shall include any assignee of such Canadian Lender (which is itself a financial institution allowed to extend credit in Canadian Dollars to the Canadian Borrowers in Canada without withholding tax liability).
     “Canadian Letter of Credit Obligations” means Letter of Credit Obligations that Canadian Lenders agree to incur, or purchase participations in, which are denominated in Canadian Dollars in respect of each Canadian Borrower.
     “Canadian Obligations” means Obligations with respect to the Canadian Facilities.
     “Canadian Revolving Credit Advances” means Revolving Credit Advances outstanding to Canadian Borrowers.
     “Canadian Revolving Loan” means at any time, the aggregate amount of Canadian Revolving Credit Advances and Canadian Letter of Credit Obligation outstanding to Canadian Borrowers.
     “Canadian Revolving Loan Commitment” means (a) as to any Canadian Lender, the aggregate commitment of such Lender to make Canadian Revolving Credit Advances or incur Canadian Letter of Credit Obligations as set forth on Annex J to the Credit Agreement (in each case expressed in Dollars) or in the most recent Assignment Agreement executed by such Lender and (b) as to all Canadian Lenders, the aggregate commitment of all Canadian Lenders to make Canadian Revolving Credit Advances or incur Canadian Letter of Credit Obligations, which aggregate commitment shall be $65,000,000 on the Credit Agreement Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Credit Agreement.
     “Canadian Swing Line Advances” means Swing Line Advances made by the applicable Swing Line Lender in Canadian Dollars to Canadian Borrowers.
     “Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

Schedule V-3

     “Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.
     “Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
     “Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income, capital or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.
     “Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Credit Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached as Annex D to the Credit Agreement.
     “Code” means the “UCC” as defined in Exhibit I to the Receivables Purchase Agreement.
     “Collateral” means the property covered by the Security Agreements and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of either Agent to secure the Obligations.
     “Collateral Documents” means the Security Agreement, the Pledge Agreements, the Deeds of Hypothec, the Debenture Pledge Agreement, the Guaranties, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.
     “Commitment Termination Date” means the earliest of (a) November 1, 2013, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b) of the Credit Agreement, and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B of the Credit Agreement, and the permanent reduction of the Commitments to zero dollars ($0).
     “Commitments” means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment (including without duplication the applicable Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment) as set forth on Annex J to the Credit Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments (including without duplication the applicable Swing Line Lender’s Swing Line Commitment as a subset of its Revolving Loan Commitment), which aggregate commitment shall be Three Hundred and

Schedule V-4

Seventy-Five Million Dollars ($375,000,000) on the Credit Agreement Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time so long as PNC is a party to such agreement.
     “Copyright Security Agreement” means the Second Amended and Restated Copyright Security Agreement made in favor of Agent, on behalf of itself and Lenders, and in favor of Canadian Agent, on behalf of itself and Canadian Lenders by each applicable Credit Party.
     “Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of November 1, 2006 among WESCO Distribution, WESCO Equity, Herning, WESCO Nevada, Carlton-Bates Company, Communications Supply Corporation, Calvert Wire & Cable Corporation, Liberty Wire & Cable, Inc and Bruckner Supply Company, Inc., as US borrowers, WESCO DC LP and any other Canadian borrowers from time to time party thereto, as Canadian borrowers, the other Credit Parties signatory thereto, GE Capital, as agent and US lender, GE Capital Canada, as a Canadian lender and as Canadian agent and GECC Capital Markets Group, Inc., as lead arranger, without giving effect to any termination thereof, as amended, restated, supplemented or otherwise modified from time to time so long as PNC is a party to such agreement.
     “Credit Agreement Closing Date” means November 1, 2006.
     “Credit Parties” means Holdings, each Borrower, WESCO Finance, CDW Holdco, LLC, WDC Holding, WESCO Nigeria, CBC LP Holdings, LLC, Carlton-Bates Company of Texas GP, Inc., WESCO DC GP, WESCO Canada, WESCO Voltage and each of their respective Subsidiaries.
     “Debenture Pledge Agreement” means the various Second Amended and Restated Pledges of Debenture securing the Obligations, executed by one or more Credit Parties in favor of Agent, on behalf of Agent and the Lenders.
     “Debentures” means the debentures executed and issued to Agent, on behalf of Agent and the Lenders, by one or more Credit Parties under the Deeds of Hypothec.
     “Deeds of Hypothec” means the various deeds of hypothec securing the Obligations, executed by one or more Credit Parties in favor of Agent, on behalf of Agent and the Lenders.
     “Dollar Equivalent Amount” of any currency means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount in Dollars of such amount of any other currency, if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean for the buy and sell spot rates of exchange quoted to Agent for such currency in New York at approximately 11:00 a.m. New York time on such date, rounded up to the nearest amount of such currency as determined by Agent.
     “Dollars” or “$” means lawful currency of the United States of America or the Dollar Equivalent Amount, as applicable.

Schedule V-5

     “EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) cash Interest Expense, (iii) loss from non-cash extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation, amortization and non-cash charges associated with the impairment of goodwill) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent the provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition any net gain arising from the acquisition of any securities, under GAAP, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person over the cost to such Person of the investment in such Subsidiary.
     “Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of September 29, 2005 among WESCO Distribution, GE Capital, for itself, as lender and as agent, and the Lenders (as amended, restated or otherwise modified).
     “Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).
     “Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

Schedule V-6

     “Fees” means any and all fees payable to Agent or to Canadian Agent or to any Lender pursuant to the Credit Agreement or any of the other Loan Documents.
     “Fiscal Quarter” means any of the quarterly accounting periods of Borrowers and Holdings, ending on March 31, June 30, September 30 and December 31 of each year.
     “Fixed Charge Coverage Ratio” means, with respect to any Person for any fiscal period, the ratio of EBITDA to Fixed Charges.
     “Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all cash Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) cash payments in respect of earn out agreements, plus (d) Capital Expenditures during such period (provided however, that up to $2,500,000 of net cash proceeds from any sale of real property during such period shall be excluded so long as such net cash proceeds are used to make Capital Expenditures), plus (e) cash dividends or other cash distributions paid, payable or declared in respect of equity interests during such period (excluding in all cases cash distributions by WESCO Distribution to Holdings to permit Holdings to repurchase or to repay as a result of the exercise of an option by holders to require repurchase, any of the 2005 Convertible Debentures or the 2006 Convertible Debentures) plus, (f) cash Taxes paid or payable during such period, plus (g) any cash paid or payable in connection with the repurchase of Holding’s publicly traded common Stock, minus, (H) up to $100,000,000 distributed by WESCO Distribution to Holdings in one or more transactions prior to March 31, 2010, to be used by Holdings to fund the optional repurchase by Holdings, in open market or private transactions, of Holdings’ 2005 Convertible Debentures and/or Holdings’ 2006 Convertible Debentures. For the avoidance of doubt, cash distributed by WESCO Distribution to Holdings to permit Holdings to repurchase, as a result of the exercise of an option by holders to require such repurchase, any of the 2005 Convertible Debentures or the 2006 Convertible Debentures shall not be included in amounts added in the calculation of Fixed Charges pursuant to the terms of item (e) above.
     “Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Persons option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.
     “GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Credit Agreement.
     “GE Capital” means General Electric Capital Corporation, a Delaware corporation.

Schedule V-7

     “GE Capital Canada” means GE Canada Finance Holding Company, a Nova Scotia unlimited liability company.
     “Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Guaranteed Indebtedness” means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.
     “Guaranties” means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of the Applicable Agent and Lenders in respect of the Obligations.
     “Guarantors” means Holdings and each Canadian or domestic Subsidiary of any Borrower (excluding WESCO Receivables), including, without limitation, WDC Holding, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Agents and Lenders, or in favor of Canadian Agent, for itself and the ratable benefit of Canadian Lenders in connection with the transactions contemplated by the Credit Agreement and the other Loan Documents.
     “Hedging Agreements” means any non-speculative interest rate protection agreements, foreign currency exchange agreements, commodity futures agreements or other non-speculative interest or exchange rate hedging agreements entered into in the ordinary course of business.
     “Herning” means Herning Enterprises, Inc., a Delaware corporation.
     “Holdings” means, WESCO International, Inc.
     “Holdings Guaranty” means the Second Amended and Restated guaranty dated as of the Credit Agreement Closing Date executed by Holdings in favor of Agent and Lenders.

Schedule V-8

     “Holdings Pledge Agreement” means the Second Amended and Restated Pledge Agreement dated as of the Credit Agreement Closing Date executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Borrowers and Holdings’ other Subsidiaries and all Intercompany Notes owing to or held by it.
     “Indebtedness” means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Credit Agreement Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.
     “Index Rate” means, for any day, (a) with respect to Obligations denominated in Dollars, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Credit Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate and (b) with respect to Obligations denominated in Canadian Dollars a floating rate equal to the greater of (i) the annual rate of interest publicly quoted from time to time in the “Moneypage” section of The Wall Street Journal as being the “Canadian prime rate” and (ii) the BA Rate in respect of a BA Period of thirty (30) days commencing on the first Business Day of the calendar month in which such date occurs, plus 1.00% per annum.
     “Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

Schedule V-9

     “Intercompany Notes” means each demand note, evidencing Indebtedness consisting of intercompany loans and advances made by (a) WESCO Distribution to any other Credit Party that is a domestic Guarantor (other than Holdings) or by any domestic Guarantor to WESCO Distribution, which has been issued executed and delivered by WESCO Distribution to a domestic Guarantor as well as executed and delivered to WESCO Distribution by each such domestic Guarantor or (b) WESCO Distribution to WESCO DC LP, which has been executed and delivered by WESCO DC LP to WESCO Distribution.
     “Intercreditor Agreement” has the meaning set forth in Exhibit I to the Receivables Purchase Agreement.
     “Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period on such date, including without limitation, interest expense with respect to any Funded Debt of such Person, interest expense for the relevant period that has been capitalized on the balance sheet of such Person and interest equivalent expense associated with this Credit Agreement.
     “Lehman Brothers” means Lehman Brothers Special Financing, Inc.
     “Lenders” means GE Capital, the other Lenders named on the signature pages of the Credit Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.
     “Letter of Credit Obligations” means all outstanding obligations incurred by Agent and US Lenders and/or by Canadian Agent and Canadian Lenders at the request of Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or by Canadian Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B of the Credit Agreement with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders (in connection with Letters of Credit issued for the account of any US Borrower) or by Canadian Agent or Canadian Lenders (in connection with Letters of Credit issued for the account of any Canadian Borrower) thereupon or pursuant thereto, and in respect of Letters of Credit issued for the account of any Canadian Borrower, for purposes of computation of the Maximum Amount, such amount shall be based on the Dollar Equivalent Amount of such Letter of Credit Obligations as of any date of determination.
     “Letters of Credit” means documentary or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations, including, without limitation, those issued after the Original Closing Date and prior to the Credit Agreement Closing Date and currently in existence.
     “LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

Schedule V-10

     “LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.
     “LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower Representative pursuant to the Credit Agreement and ending seven days or one, two, three or six months thereafter, as selected by Borrower Representatives irrevocable notice to Agent as set forth in Section 1.5(e) of the Credit Agreement; provided, that the foregoing provision relating to LIBOR Periods is subject to the following:
          (a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;
          (b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end 2 LIBOR Business Days prior to such date;
          (c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;
          (d) in the case of any LIBOR Period ending seven days thereafter, all Lenders shall have consented thereto; and
          (e) Borrower Representative shall select LIBOR Periods so that there shall be no more than 10 separate LIBOR Loans and BA Rate Loans, collectively in existence at any one time.
     “LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:
          (a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by
          (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System).
     If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

Schedule V-11

     “Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).
     “Loan Documents” means the Credit Agreement, the Notes, the Debentures, the Collateral Documents, the Master Standby Agreement, the Master Documentary Agreement, the Intercreditor Agreement, any intercreditor agreement entered into with Lehman Brothers or The Bank of New York Mellon relating to the respective Swap Agreements, and all other agreements, instruments, reaffirmations, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent, Canadian Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent, Canadian Agent or any Lender in connection with the Existing Credit Agreement, the Credit Agreement or the transactions contemplated thereby. Any reference in the Credit Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Credit Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.
     “Loans” means the Revolving Loan and the Swing Line Loan.
     “L/C Issuer” means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, or, GE Capital Canada or an Affiliate thereof or a bank or other legally authorized Person selected by or acceptable to Canadian Agent.
     “Master Documentary Agreement” means, collectively, the Second Amended and Restated Master Agreement for Documentary Letters of Credit dated as of the Credit Agreement Closing Date between Borrower Representative, as applicant, and GE Capital, as issuer and the Master Agreement for Documentary Letters of Credit dated as of the Credit Agreement Closing Date between Borrower Representative, as applicant, and GE Capital Canada, as issuer.
     “Master Standby Agreement” means, collectively, the Second Amended and Restated Master Agreement for Standby Letters of Credit dated as of the Credit Agreement Closing Date between Borrower Representative, as applicant, and GE Capital, as issuer; and the Master Agreement for Standby Letters of Credit dated as of the Credit Agreement Closing Date between Borrower Representative, as applicant, and GE Capital Canada, as issuer.
     “Maximum Amount” means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date, provided that for purposes of this definition, the Canadian Revolving Loan Commitment shall be computed in the Dollar

Schedule V-12

Equivalent Amount thereof so that at no time shall the Maximum Amount exceed Four Hundred and Forty Million Dollars ($440,000,000).
     “Notes” means, collectively, the Revolving Notes and the Swing Line Note.
     “Notice of Revolving Credit Advance” means a notice, (a) given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i) of the Credit Agreement, and including such other information as may be required by Agent of a Revolving Credit Advance, (b) given by Borrower Representative on behalf of the applicable Borrower to one of the representatives of Agent and in the case of Canadian Revolving Credit Advances, to the Canadian Agent as well and (c) given no later than (1) 12:00 noon (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 12:00 noon (New York time) on the date which is 3 Business Days prior to the proposed Revolving Credit Advance, in the case of a LIBOR Loan or BA Rate Loan.
     “Obligations” means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent, Canadian Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Credit Agreement, any of the other Loan Documents or any Hedging Agreement provided by a Lender or any wholly-owned Affiliate of a Lender. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, hedging obligations under any Hedging Agreements provided by any Lender or any wholly-owned Affiliate of a Lender, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Credit Agreement or any of the other Loan Documents.
     “Original Closing Date” means March 19, 2002.
     “Patent Security Agreement” means the Second Amended and Restated Patent Security Agreement made in favor of Agent, on behalf of itself and Lenders, and in favor of Canadian Agent, on behalf of itself and Canadian Lenders by each applicable Credit Party.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).
     “Pledge Agreements” means the Borrowers Pledge Agreement, the Holdings Pledge Agreement, and any other pledge agreement entered into on or after the Original Closing Date by any Credit Party (as required by the Credit Agreement or any other Loan Document).

Schedule V-13

     “Receivables Purchase Agreement” means that certain Second Amended and Restated Receivables Purchase Agreement, dated as of September 2, 2003, among WESCO Receivables, WESCO Distribution, the purchasers party thereto and the lenders named therein, as amended to the date of this Credit Agreement, and as it may be further amended, restated, modified or supplemented, so long as the Intercreditor Agreement remains in full force and effect.
     “Revolving Credit Advance” means each advance made by US Lenders to US Borrowers and by Canadian Lenders to Canadian Borrowers from time to time until the Commitment Termination Date.
     “Revolving Loan” means, at any time, the sum of (i) the aggregate amount of US Revolving Credit Advances and Canadian Revolving Credit Advances based on the Dollar Equivalent Amount thereof as of any date of determination plus (ii) the aggregate US Letter of Credit Obligations incurred on behalf of US Borrowers and Canadian Letter of Credit Obligations incurred on behalf of Canadian Borrowers based on the Dollar Equivalent Amount thereof as of any date of determination, and in respect of US Borrowers means the aggregate US Revolving Credit Advances and US Letter of Credit Obligations, and in respect of Canadian Borrowers means the aggregate Canadian Revolving Credit Advances and Canadian Letter of Credit Obligations. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.
     “Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Credit Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Four Hundred and Forty Million Dollars ($440,000,000) on the Credit Agreement Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Credit Agreement.
     “Revolving Note” means a note that evidences the Revolving Loan Commitment (a) of that US Lender executed and delivered by each US Borrower to the Agent for delivery to each US Lender or (b) of that Canadian Lender executed and delivered by each Canadian Borrower to the Agent for delivery to each Canadian Lender.
     “Security Agreement” means, collectively, the Second Amended and Restated Security Agreement dated as of the Credit Agreement Closing Date, entered into by and among Agent, on behalf of itself and Lenders, and each domestic Credit Party that is a signatory thereto and the Second Amended and Restated Security Agreement, dated as of the Credit Agreement Closing Date, entered into by and among Canadian Agent, on behalf of itself and Canadian Lenders, and each Canadian Credit Party that is a signatory thereto, without giving effect to any termination thereof.
     “SPE” means any direct or indirect special purpose entity Subsidiary formed by Borrower for the purpose of (i) selling by means of a contribution, certain real property to the SPEs and

Schedule V-14

leasing back such real property and (ii) allowing such SPEs to contemporaneously engage in mortgage financings permitted by Section 6.3(a)(x) of the Credit Agreement.
     “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).
     “Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.
     “Subsidiary Guaranty” means the Second Amended and Restated Subsidiary Guaranty, dated as of the Credit Agreement Closing Date, executed by WESCO Finance and each domestic Subsidiary of the Borrowers party thereto (which shall exclude WESCO Receivables and any SPE’s) in favor of Agent, on behalf of itself and Lenders and the Second Amended and Restated Subsidiary Guaranty, dated as of the Credit Agreement Closing Date, executed by each Canadian Subsidiary of any Borrowers party thereto in favor of Canadian Agent, on behalf of itself and Canadian Lenders.
     “Swap Agreements” means that certain ISDA Master Agreement (Multicurrency — Cross Border) with Lehman Brothers, and all confirmations and other documents executed in connection therewith, and that certain ISDA Master Agreement with Goldman, Sachs & Co., and all confirmations and other documents executed in connection therewith.
     “Swing Line Advance” means an advance made by the Swing Line Lender from time to time until the Commitment Termination Date in accordance with a Notice of Revolving Credit Advance.
     “Swing Line Commitment” means, as to the applicable Swing Line Lender, the commitment of the applicable Swing Line Lender to make Swing Line Advances as set forth on Annex J to the Credit Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the applicable Swing Line Lender.

Schedule V-15

     “Swing Line Lender” means GE Capital in respect of the US Borrowers and means GE Capital Canada in respect of the Canadian Borrowers.
     “Swing Line Loan” means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to any Borrower or to all Borrowers, and in respect of US Borrowers, means the aggregate US Swing Line Advances, and in respect of the Canadian Borrowers, means the aggregate Canadian Swing Line Advances based on the Dollar Equivalent Amount thereof as of any date of determination.
     “Swing Line Note” means a promissory note executed and delivered by the Borrower to the Swing Line Lender in the principal amount of and evidencing the Swing Line Commitment of such Swing Line Lender, dated the Credit Agreement Closing Date and substantially in the form of Exhibit 1.1(b)(ii) of the Credit Agreement.
     “Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income or capital of the Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.
     “Trademark Security Agreement” means the Second Amended and Restated Trademark Security Agreement made in favor of Agent, on behalf of Lenders, and in favor of Canadian Agent on behalf of Canadian Lenders by each applicable Credit Party.
     “US Borrowers” means WESCO Distribution, WESCO Equity, Herning, WESCO Nevada, Carlton-Bates Company, Communications Supply Corporation, Calvert Wire & Cable, Inc., Liberty Wire & Cable, Inc. and Bruckner Supply Company, Inc.
     “US Lenders” means GE Capital, in its individual capacity, each Person named on the signature pages of the Credit Agreement as a US Lender, and, if any such US Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.
     “US Letter of Credit Obligations” means Letter of Credit Obligations that US Lenders agree to incur, or purchase participations in, in respect of each US Borrower.
     “US Revolving Credit Advances” means Revolving Credit Advances outstanding to US Borrowers.
     “US Swing Line Advances” means Swing Line Advances made to US Borrowers by the applicable Swing Line Lender in Dollars.
     “WDC Holding” means WDC Holding, Inc., a Delaware corporation.
     “WESCO Canada” means WESCO Distribution Canada Co., a Nova Scotia unlimited liability company.
     “WESCO DC GP” means WESCO Distribution Canada GP Inc., a Nova Scotia limited company.

Schedule V-16

     “WESCO DC LP” means WESCO Distribution Canada LP, an Ontario limited partnership.
     “WESCO Distribution” means WESCO Distribution, Inc., a Delaware corporation.
     “WESCO Equity” means WESCO Equity Corporation, a Delaware corporation.
     “WESCO Finance” means WESCO Finance Corporation, a Delaware corporation.
     “WESCO Nevada” means WESCO Nevada, Ltd., a Nevada corporation.
     “WESCO Nigeria” means WESCO Nigeria, Inc., a Delaware corporation.
     “WESCO Receivables” means WESCO Receivables Corp., a Delaware corporation.
     “WESCO Voltage” means WESCO Voltage, Inc., a Delaware corporation.
     “2005 Convertible Debentures” means, that certain Indebtedness of Holdings’ consisting of convertible senior debentures issued by Holdings in a principal amount of $150,000,000 on September 27, 2005.
     “2006 Convertible Debentures” means, that certain Indebtedness of Holdings’ consisting of convertible senior debentures issued by Holdings in a principal amount of $300,000,000 on November 2, 2006.

Schedule V-17

SCHEDULE VI
COMMITMENTS AND CLOSING DATE INVESTMENT AMOUNT (AFTER GIVING EFFECT TO NON-PRO RATA FUNDINGS AND PAYDOWNS ON THE CLOSING DATE)
PNC BANK, NATIONAL ASSOCIATION,
as a Related Committed Purchaser for Market Street Funding LLC
Commitment: $120,000,000
FIFTH THIRD BANK,
as a Related Committed Purchaser for Fifth Third Bank
Commitment: $70,000,000
WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Related Committed Purchaser for Wachovia Bank, National Association
Commitment: $120,000,000
U.S. BANK NATIONAL ASSOCIATION,
as a Related Committed Purchaser for U.S. Bank National Association
Commitment: $35,000,000
THE PRIVATEBANK AND TRUST COMPANY,
as a Related Committed Purchaser for The PrivateBank and Trust Company
Commitment: $20,000,000
THE HUNTINGTON NATIONAL BANK,
as a Related Committed Purchaser for The Huntington National Bank
Commitment: $35,000,000

Schedule VI-1

		Investment (after giving
	Non-pro rata advance	effect to the non-pro rata
Purchaser	(paydown)	advance (paydown))
Wachovia (1)	$69,000,000	$69,000,000
The Huntington National Bank (1)	$20,125,000	$20,125,000
U.S. Bank National Association (1)	$20,125,000	$20,125,000
Market Street Funding LLC (1)	$19,166,820	$69,000,000
The PrivateBank and Trust Company (1)	$11,500,000	$11,500,000
Fifth Third (1)	$(9,583,640)	$40,250,000
GECC (2)	$(49,833,180)	$0
VFCC (2)	$(80,500,000)	$0

Total	$0	$230,000,000

(1)	Such Person as a Purchaser under the Agreement.

(2)	Such Person as a Purchaser under the Original Agreement.

Schedule VI-2

SCHEDULE VII
SCHEDULED COMMITMENT TERMINATION DATE
PNC BANK, NATIONAL ASSOCIATION,
as a Related Committed Purchaser for Market Street Funding LLC
Scheduled Commitment Termination Date: April 13, 2012
FIFTH THIRD BANK,
as a Related Committed Purchaser for Fifth Third Bank
Scheduled Commitment Termination Date: April 13, 2012
WACHOVIA BANK, NATIONAL ASSOCIATION,
as a Related Committed Purchaser for Wachovia Bank, National Association
Scheduled Commitment Termination Date: April 13, 2012
U.S. BANK NATIONAL ASSOCIATION,
as a Related Committed Purchaser for U.S. Bank National Association
Scheduled Commitment Termination Date: April 13, 2012
THE PRIVATEBANK AND TRUST COMPANY,
as a Related Committed Purchaser for The PrivateBank and Trust Company
Scheduled Commitment Termination Date: April 13, 2012
THE HUNTINGTON NATIONAL BANK,
as a Related Committed Purchaser for The Huntington National Bank
Scheduled Commitment Termination Date: April 13, 2012

Schedule VII-1

ANNEX A
to Third Amended And Restated Receivables Purchase Agreement
FORM OF INFORMATION PACKAGE

ANNEX A

ANNEX B
to Third Amended And Restated Receivables Purchase Agreement
FORM OF PURCHASE NOTICE

ANNEX B

ANNEX C
to Third Amended And Restated Receivables Purchase Agreement
LIST OF SPECIAL OBLIGORS

ANNEX C

ANNEX D
to Third Amended And Restated Receivables Purchase Agreement
FORM OF ASSUMPTION AGREEMENT

ANNEX D

ANNEX E
to Third Amended And Restated Receivables Purchase Agreement
FORM OF TRANSFER SUPPLEMENT

ANNEX E